Exhibit 10.15

MASTER REPURCHASE AGREEMENT

THIS MASTER REPURCHASE AGREEMENT (as amended, extended or otherwise modified, supplemented or replaced from time to time, this “Agreement”) is dated as of December 21, 2018, by and among Banc of California, National Association (“Buyer”), Angel Oak Mortgage, Inc. (“Seller 1”) and Angel Oak Mortgage Fund TRS (“Seller 2” and together with Seller 1, each individually and collectively referred to herein as the “Seller”).

RECITALS

A.            Seller has requested that Buyer agree to purchase from time to time certain assets of Seller consisting of Mortgage Loans and Buyer has agreed to do so on the terms and subject to the conditions set forth herein.

B.            The parties hereto hereby acknowledge that, notwithstanding that this Agreement shall have been executed and delivered, this Agreement shall have no force or effect unless and until, and then only during such time as, the Variable Terms Letter duly executed by Seller and Buyer shall be in full force and effect.

NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.             Applicability. From time to time the parties hereto may enter into transactions in which Seller agrees to transfer to Buyer Eligible Repo Assets against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to transfer to Seller such Eligible Repo Assets at a date certain or on demand, against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and, unless otherwise agreed in writing, shall be governed by this Agreement. Notwithstanding anything herein or in any of the other Repurchase Facility Documents to the contrary, to the extent that there is a conflict between this Agreement, the other Repurchase Facility Documents on the one hand, and the Variable Terms Letter on the other hand, the terms and conditions of the Variable Terms Letter shall govern.

2.             Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

“Accepted Servicing Practices” shall mean, with respect to any Mortgage Loan, those mortgage servicing practices of prudent residential or commercial mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Act of Insolvency” shall mean, with respect to any Person, (a) the filing of a petition, commencing, or authorizing the commencement of any case or proceeding, or the voluntary joining of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or suffering any such petition or proceeding to be commenced by another which is consented to, not timely contested, results in entry of an order for relief, or is not dismissed within 30 days; (b) the seeking of the appointment of a receiver, trustee, custodian or similar official for such party or any substantial part of the property of such party; (c) the appointment of a receiver, conservator, or manager for such party by any governmental agency or authority having the jurisdiction to do so, or the convening of any meeting of creditors for purposes of commencing any such case or proceeding or seeking such an appointment or election; (d) the making or offering by such party of a composition with its creditors or a general assignment for the benefit of creditors; (e) the admission by such party of its inability to pay its debts or discharge its obligations as they become due or mature; (f) that any governmental authority or agency or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property of such party, or shall have taken any action to displace the management of such party or to curtail its authority in the conduct of the business of such party; or (g) such Person shall take any corporate (or similar) action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c), (d) , (e) or (f).

“Additional Repo Assets” shall mean Eligible Repo Assets provided by Seller to Buyer pursuant to Section 4(a) below.

“Affiliate” shall mean, as to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. “Control” as used herein means the power to direct the management and policies of such Person, As to Seller, the term “Affiliate” shall include any officer, partner, shareholder or director, and any member of the immediate family of such Person or such Person’s spouse.

“Aggregate Purchase Price Limit” shall mean the dollar amount set forth next to such heading in the Variable Terms Letter.

“Allocation” shall mean for each Type of Mortgage Loan, that dollar amount or that percentage of the then current Aggregate Purchase Price Limit set forth for such Type of Mortgage Loan on the Variable Terms Letter.

“Anti-Terrorism Order” shall mean Executive Order No, 13,224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

“Approved Escrow Account” shall mean an escrow account funded with the Draw Proceeds for an Approved FixNFlip Loan, which is managed by Seller, used for holding and disbursing of such Draw Proceeds.

“Approved FixNFlip Loan” shall mean a renovation Mortgage Loan acquired by Seller that meets the Underwriting Guidelines for FixNFlip Loans.

“Approved No Escrow FixNFlip Loan” shall mean a renovation Mortgage Loan acquired by Seller that meets the Underwriting Guidelines for No Escrow FixNFlip Loans.

“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to Buyer.

“Authorized Representative” shall mean, with respect to Seller, the officers of Seller as set forth in Schedule B attached to the Variable Terms Letter, with any modifications thereto as to which Seller notifies Buyer to be effective no earlier than the second Business Day following receipt thereof by Buyer.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banks located in Los Angeles, California and Georgia are authorized or obligated to close their regular banking business.

“Buyer” shall mean Banc of California, N.A., together with its successors and assigns.

“Buyer’s Margin Amount” shall mean, with respect to any Purchased Repo Asset as of any date, the amount obtained by application of Buyer’s Margin Percentage to the Market Value of such Purchased Repo Asset as of such date.

“Buyer’s Margin Percentage” shall mean, with respect to any Purchased Repo Asset as of any date, the percentage obtained by dividing (a) the Market Value of such Purchased Repo Asset as of its Purchase Date by (b) the Purchase Price of such Purchased Repo Asset as of its Purchase Date; provided, that, with respect to any Mortgage Loan which was not an Exception Mortgage Loan on the related Purchase Date and which, as of the date of determination, is an Exception Mortgage Loan, Buyer’s Margin Percentage as of such date of determination shall be equal to the percentage obtained by dividing (a) the Market Value of such Mortgage Loan on the related Purchase Date by (b) the amount the Purchase Price would have been on the Purchase Date if such Mortgage Loan had been categorized as the type of Mortgage Loan (e.g., Exception Mortgage Loan, etc.) that it is categorized on the date of determination.

“Cash Equivalents” shall mean (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of 90 days or less from the date of acquisition and overnight bank deposits of Buyer or its Affiliates or of any commercial bank having capital and surplus in excess of $500,000,000, (c) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the day of acquisition, (d) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (e) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by Buyer or any commercial bank satisfying the requirements of clause (b) of this definition or (f) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition.

“Change of Control” shall have the meaning given such term in the Variable Terms

Letter.

“Change of Management” shall have the meaning given such term in the Variable Terms Letter.

“Commonly Controlled Entity” of a Person shall mean a Person, whether or not incorporated, which is under common control with such Person within the meaning of Section 414(c) of the Internal Revenue Code.

“Contractual Obligation” as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound, the failure to comply with which could have a material adverse effect on the business, operations, property, prospects or financial or other condition of such Person, any of its Subsidiaries or on the Repo Assets.

“Co-op Lease” shall mean with respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

“Co-op Loan” shall mean a Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

“Co-op Stock” shall mean with respect to a Co-op Loan, the single outstanding class of stock, partnership interest or other ownership instrument in the related residential cooperative housing corporation.

“Current Assets” shall mean for any Person at any date current assets of such Person determined as of such date in accordance with GAAP.

“Current Liabilities” shall mean for any Person at any date current liabilities of such Person determined as of such date in accordance with GAAP.

“Current Ratio” shall mean Current Assets over Current Liabilities.

“Default Spread” shall mean that percentage set forth next to such heading in the Variable Terms Letter.

“Delinquent” shall mean with respect to any Mortgage Loan, the Monthly Payment due on a Due Date is not made by the close of business on the Business Day preceding the next scheduled Due Date for such Mortgage Loan.

“Draw Proceeds” shall mean the portion of the proceeds of an Approved FixNFlip Loan placed in an Approved Escrow Account and used for the rehabilitation of the Mortgaged Property.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

“Effective Date” shall mean the date on which all of the conditions precedent set forth in

Section 28(a) are satisfied.

“Eligible Commercial Real Estate Mortgage Loan” shall mean a Mortgage Loan with respect to which each of the following is accurate and complete (and Seller by including said Mortgage Loan in any Transaction hereunder shall be deemed to so represent and warrant to Buyer at and as of the Purchase Date for such Mortgage Loan):

(a)           Said Mortgage Loan is an Eligible Repo Asset;

(b)           Said Mortgage Loan meets standards for Commercial Real Estate Mortgage Loans under the Underwriting Guidelines;

(c)           Said Mortgage Loan does not have a Loan-to-Value Ratio greater than the Maximum Loan-to-Value Ratio for such Type of Mortgage Loan set forth in the Variable Terms Letter, calculated on the basis of the principal amount outstanding at the time the related Purchase Request is submitted to Buyer;

(d)           The original principal amount of said Mortgage Loan does not exceed the Maximum Original Principal Amount for such Type of Mortgage Loan set forth in the Variable Terms Letter; and

(e)           The Purchase Price of said Mortgage Loan, when added to the Purchase Price of all other Eligible Commercial Real Estate Mortgage Loans which have been purchased and are owned by Buyer, does not exceed the Allocation set forth in the Variable Terms Letter for such Type of Mortgage Loan.

“Eligible FixNFlip Mortgage Loan” shall mean a Mortgage Loan with respect to which each of the following is accurate and complete (and Seller by including said Mortgage Loan in any Transaction hereunder shall be deemed to so represent and warrant to Buyer at and as of the Purchase Date for such Mortgage Loan):

(f)            Said Mortgage Loan is an Eligible Repo Asset;

(g)           Said Mortgage Loan conforms to the Underwriting Guidelines for FixNFlip Mortgage Loans with respect to Obligor credit quality and condition of the Property in all material respects;

(h)           Said Mortgage Loan does not have a Loan-to-Value Ratio greater than the Maximum Loan-to-Value Ratio for such Type of Mortgage Loan set forth in the Variable Terms Letter, calculated on the basis of the principal amount outstanding at the time the related Purchase Request is submitted to Buyer;

(i)            The original principal amount of said Mortgage Loan does not exceed the Maximum Original Principal Amount for such Type of Mortgage Loan set forth in the Variable Terms Letter; and

(j)            The Purchase Price of said Mortgage Loan, when added to the Purchase Price of all other Eligible FixNFlip Mortgage Loans which have been purchased and are owned by Buyer, does not exceed the Allocation set forth in the Variable Terms Letter for such Type of Mortgage Loan.

“Eligible Mortgage Loan” shall mean a Mortgage Loan that is an Eligible Commercial Real Estate Mortgage Loan, an Eligible FixNFlip Mortgage Loan, an Eligible Multifamily Mortgage Loan, an Eligible No Escrow FixNFlip Mortgage Loan, or an Eligible Non-QM Mortgage Loan.

“Eligible Multifamily Mortgage Loan” shall mean a Mortgage Loan with respect to which each of the following is accurate and complete (and a Seller by including said Mortgage Loan in any Transaction hereunder shall be deemed to so represent and warrant to Buyer at and as of the Purchase Date for such Mortgage Loan):

(a)           Said Mortgage Loan is an Eligible Repo Asset;

(b)           Said Mortgage Loan meets standards for Multifamily Mortgage Loans under the Underwriting Guidelines;

(c)           Said Mortgage Loan does not have a Loan-to-Value Ratio greater than the Maximum Loan-to-Value Ratio for such Type of Mortgage Loan set forth in the Variable Terms Letter, calculated on the basis of the principal amount outstanding at the time the related Purchase Request is submitted to Buyer;

(d)           The original principal amount of said Mortgage Loan does not exceed the Maximum Original Principal Amount for such Type of Mortgage Loan set forth in the Variable Terms Letter; and

(e)           The Purchase Price of said Mortgage Loan, when added to the Purchase Price of all other Eligible Multifamily Mortgage Loans which have been purchased and are owned by Buyer, does not exceed the Allocation set forth in the Variable Terms Letter for such Type of Mortgage Loan.

“Eligible No Escrow FixNFlip Mortgage Loan” shall mean a Mortgage Loan with respect to which each of the following is accurate and complete (and Seller by including said Mortgage Loan in any Transaction hereunder shall be deemed to so represent and warrant to Buyer at and as of the Purchase Date for such Mortgage Loan):

(a)           Said Mortgage Loan is an Eligible Repo Asset which conforms to the Underwriting Guidelines for No Escrow FixNFlip Mortgage Loans with respect to Obligor credit quality and condition of the Property in all material respects;

(b)           Prior to the initial Purchase Request from Seller for the purchase of any subsequent draws by the Borrower for said Mortgage Loan, said draws were funded by Seller or Servicer after proof satisfactory to Seller that such draws were used for the rehabilitation of the Mortgaged Property, and such work was completed to the satisfaction of the Seller;

(c)           Said Mortgage Loan does not have a Loan-to-Value Ratio greater than the Maximum Loan-to-Value Ratio for such Type of Mortgage Loan set forth in the Variable Terms Letter, calculated on the basis of the principal amount outstanding at the time the related Purchase Request is submitted to Buyer;

(d)           The original principal amount of said Mortgage Loan does not exceed the

Maximum Original Principal Amount for such Type of Mortgage Loan set forth in the Variable Terms Letter; and

(e)           The Purchase Price of said Mortgage Loan, when added to the Purchase Price of all other Eligible No Escrow FixNFlip Mortgage Loans which have been purchased and are owned by Buyer, does not exceed the Allocation set forth in the Variable Terms Letter for such Type of Mortgage Loan.

“Eligible Non-QM Mortgage Loan” shall mean a Mortgage Loan with respect to which each of the following is accurate and complete (and a Seller by including said Mortgage Loan in any Transaction hereunder shall be deemed to so represent and warrant to Buyer at and as of the Purchase Date for such Mortgage Loan):

(f)            Said Mortgage Loan is an Eligible Repo Asset;

(g)           Said Mortgage Loan meets standards for “Non-QM Mortgage Loan” (or similar term) under the Underwriting Guidelines;

(h)           Said Mortgage Loan does not have a Loan-to-Value Ratio greater than the Maximum Loan-to-Value Ratio for such Type of Mortgage Loan set forth in the Variable Terms Letter, calculated on the basis of the principal amount outstanding at the time the related Purchase Request is submitted to Buyer;

(i)            The original principal amount of said Mortgage Loan does not exceed the Maximum Original Principal Amount for such Type of Mortgage Loan set forth in the Variable Terms Letter; and

(j)            The Purchase Price of said Mortgage Loan, when added to the Purchase Price of all other Eligible Non-Conforming Mortgage Loans which have been purchased and are owned by Buyer, does not exceed the Allocation set forth in the Variable Terms Letter for such Type of Mortgage Loan.

“Eligible Repo Asset” shall mean either (i) a Repo Asset that is an Eligible FixNFlip Mortgage Loan, an Eligible No Escrow FixNFlip Mortgage Loan, or an Eligible Non-QM Mortgage Loan which complies with the representations and warranties set forth on Schedule 1 hereto, or (ii) a Repo Asset that is an Eligible Commercial Real Estate Mortgage Loan or an Eligible Multifamily Mortgage Loan which complies with the representations and warranties set forth on Schedule 2 hereto. In determining the eligibility of any Repo Asset, any of the requirements for eligibility may be waived by Buyer in its sole and absolute discretion. Any Purchased Repo Asset shall cease to be an Eligible Repo Asset upon written notice of the retraction of any waiver given to Seller by Buyer unless, at the time of giving such notice, the deficiency which originally required such waiver has been cured and such Repo Asset meets all other requirements for an Eligible Repo Asset. By accepting a Repo Asset as an Eligible Repo Asset for inclusion in a Transaction hereunder, Buyer shall not be deemed to have: (x) made any representation or warranty with respect thereto, (y) undertaken any review of the sufficiency or completeness of such Repo Asset, or (z) verified in any manner or to any extent the representations and warranties of Seller with respect thereto, and Seller should not rely on the acceptance of such Repo Asset as an Eligible Repo Asset for inclusion in a Transaction as any such verification by Buyer.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) that is a member of the group of which such Person is a member and which is treated as a single employer under Section 414 of the Internal Revenue Code and the rules and regulations thereunder in effect from time to time.

“Event of Default” shall have the meaning given such term in Section 13 below.

“Exception Mortgage Loan” shall mean any Mortgage Loan which is otherwise ineligible for purchase hereunder, or which otherwise becomes ineligible for purchase hereunder and which is approved by Buyer in its sole discretion. Buyer’s approval of a Mortgage Loan as an Exception Mortgage Loan shall expire on the date set forth by the Buyer (the “Exception Cure Date”) in the written notice that such Mortgage Loan is approved as an Exception Mortgage Loan (an “Exception Notice”) to cure the exception. The Pricing Rate, Market Value, Purchase Price and Buyer’s Margin Percentage with respect to Exception Mortgage Loans shall be set in the sole discretion of Buyer.

“FHLMC” shall mean the Federal Home Loan Mortgage Corporation or any successor thereto.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Seller’s regulators.

“FinCEN” shall mean the Financial Crimes Enforcement Network or any successor thereto.

“FNMA” shall mean the Federal National Mortgage Association or any successor thereto.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Margin” shall mean, with respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business, or (b) obligations to make servicing advances for delinquent taxes and insurance or other obligations in respect of a Mortgaged Property, to the extent required by Buyer. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean the guarantor described more particularly in the Variable Terms Letter.

“Guaranties” shall mean, collectively, each guaranty executed by a Guarantor, as amended, extended or otherwise modified, supplemented or replaced from time to time, pursuant to which each Guarantor fully and unconditionally guarantees the obligations of the Seller hereunder, each of which shall be in form and substance satisfactory to Buyer.

“Hedge Agreement” shall mean, with respect to any or all of the Purchased Repo Assets, any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement, or similar arrangement providing for protection against fluctuations in interest rates or the exchange of nominal interest obligations, either generally or under specific contingencies, entered into by Seller .

“High Cost Mortgage Loan” shall mean a Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).

“HUD” shall mean the Department of Housing and Urban Development and any successor thereto.

“Income” shall mean, with respect to any Purchased Repo Asset at any time, any principal thereof and all interest, dividends or other distributions thereon.

“Indebtedness” of any Person shall mean all items of indebtedness which, in accordance with GAAP and practices, would be included in determining liabilities as shown on the liability side of a statement of condition of such Person as of the date as of which indebtedness is to be determined, including, without limitation, all obligations for money borrowed and capitalized lease obligations, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

“Interest Only Adjustment Date” shall mean, with respect to each Interest Only Mortgage Loan, the date, specified in the related Mortgage Note on which the Monthly Payment will be adjusted to include principal as well as interest.

“Interest Only Mortgage Loan” shall mean any Mortgage Loan which provides that the

Obligor on said Mortgage Loan may, at its option with no penalty, choose not to make any regularly scheduled principal payment thereon at any time during the term of said Mortgage Loan.

“Interest Rate Adjustment Date” shall mean the date on which an adjustment to the Mortgage Interest Rate with respect to each Mortgage Loan becomes effective.

“Interim Date” shall have the meaning given such term in the Variable Terms Letter.

“Lien” shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Loan-to-Value Ratio” shall mean the ratio of, (i) the aggregate outstanding indebtedness secured by the subject Property (including the Indebtedness represented by such Mortgage Loan and any other Mortgage Loans secured thereby) at the date of origination thereof to (ii) the lower of: (a) the appraised value, (b) the fair market value or (c) the sales price, if applicable, of such Property at such origination date.

“Margin Call” shall have the meaning given such term in Section 4(a) hereof.

“Margin Deficit” shall have the meaning given such term in Section 4(a) hereof.

“Market Value” shall mean, with respect to a Mortgage Loan, the lesser of (i) the outstanding principal balance of the Mortgage Loan; and (ii) the fair market value of the Mortgage Loan determined in good faith by Buyer in its commercially reasonable discretion; provided, the Buyer will determine the Market Value using the same methodology for similarly situated counterparties with similar assets, and provided further that Seller may provide independent third party marks to the extent Seller disagrees with the Market Value.

“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of Seller, or Guarantor taken as a whole; (b) a material impairment of the ability of Seller or Guarantor to perform under any Repurchase Facility Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Repurchase Facility Document against Seller or Guarantor, in each case as determined by the Buyer in its sole discretion.

“Maximum Loan-to-Value Ratio” shall mean with respect to each Type of Mortgage Loan, the maximum Loan-to-Value Ratio for such Type of Mortgage Loan set forth in the Variable Terms Letter, or as otherwise permitted by Underwriting Guidelines..

“Maximum Original Principal Amount” shall mean with respect to each Type of Mortgage Loan, the maximum original principal amount for such Type of Mortgage Loan set forth in the Variable Terms Letter, or as otherwise permitted by Underwriting Guidelines.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc.

“MERS Designated Loan” shall mean any Mortgage Loan with respect to which MERS,

as nominee for Seller, is the mortgagee or beneficiary thereof.

“MERS Procedures Manual” shall mean that certain document entitled “MERS Procedures Manual” as promulgated by MERSCORP Holdings, Inc. and dated as of August 10, 2012, which document describes, and contains the terms and provisions relating to and regulating, the MERS® System, as such document may be replaced, amended, or modified from time to time.

“MERS® System” shall mean the mortgage electronic registry system of MERSCORP Holdings, Inc., as more particularly described in the MERS Procedures Manual.

“Monthly Payment” shall mean the scheduled monthly payment of principal and/or interest on a Mortgage Loan.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” shall mean each mortgage, assignment of rents, security agreement and fixture filing, or deed of trust, assignment of rents, security agreement and fixture filing, deed to secure debt, assignment of rents, security agreement and fixture filing, or similar instrument creating and evidencing a lien on real property and other property and rights incidental thereto. With respect to a Co-op Loan, the related Security Agreement.

“Mortgage File” shall mean, with respect to a Mortgage Loan, the documents and instruments relating to such Mortgage Loan.

“Mortgage Interest Rate” shall mean the rate of interest borne on a Mortgage Loan from time to time in accordance with the terms of the related Mortgage Note.

“Mortgage Interest Rate Cap” shall mean, with respect to an adjustable rate Mortgage Loan, the limit on each Mortgage Interest Rate adjustment as set forth in the related Mortgage Note.

“Mortgage Loan” shall mean a loan, secured by real estate, made by Seller to an Obligor or acquired by Seller, including, without limitation: (a) a promissory note and related deed of trust (or mortgage) and/or security agreement; (b) all guaranties and insurance policies, including, without limitation, all mortgage and title insurance, all fire and extended coverage policies, and all builder’s “all risk” insurance policies, and all rights of Seller to return premiums or payments with respect thereto; and (c) all right, title and interest of Seller in the Property covered by such deed of trust (or mortgage).

“Mortgage Loan Differential” shall have the meaning given such term in Section 3(b) hereof.

“Mortgage Loan Documents” shall mean with respect to each Purchased Repo Asset, originals of all promissory notes or other instruments or agreements evidencing the indebtedness of Obligors thereon, all mortgages, deeds to secure debt, trust deeds, security agreements, Assignments of Mortgages related thereto, all rights to payment thereunder, all rights in the Properties securing payment of the Indebtedness of the Obligors thereon or which are the subject of such Mortgage Loans, all rights in the shares of stock and the proprietary lease related to any of the foregoing, all rights under documents related thereto, such as guaranties and insurance policies (issued by governmental agencies or otherwise), including, without limitation, mortgage and title insurance policies, fire and extended coverage insurance policies (including the right to any return premiums), and all rights in cash deposits consisting of impounds, insurance premiums or other funds held on account thereof.

“Mortgage Note” shall mean the promissory note or other evidence of the indebtedness of an Obligor secured by a Mortgage.

“Mortgaged Property” shall mean the real property securing repayment of the debt evidenced by a Mortgage Note. With respect to a Co-op Loan, the related Co-op Stock and Co-op Lease securing the indebtedness of the Mortgagor under the related Mortgage Loan.

“Multiemployer Plan” shall mean, as to Seller or any of its ERISA Affiliates, a Plan of such Person which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Negative Amortization Mortgage Loan” shall mean any Mortgage Loan which may provide for any increase in the outstanding principal balance thereof following the disbursement date thereof, including, without limitation, through capitalization of accrued interest.

“Net Income” shall mean, for any Person for any period, the net income of such Person for such period as determined in accordance with GAAP.

“Non-usage Fee” shall mean a fee charged Seller by Buyer for underutilization of the Repurchase Facility as further described in the Variable Terms Letter.

“Obligor” shall mean the individual or individuals obligated to pay the indebtedness which is the subject of a Mortgage Loan.

“Operating Account” shall mean the account established by Seller with Buyer under the control of Seller from which Buyer shall withdraw the Mortgage Loan Differential necessary to purchase any Mortgage Loan and to which Buyer shall deposit proceeds pursuant to Section 3(e) of this Agreement.

“Past Due Rate” shall mean for any day; (a) the Pricing Rate for that day as set forth in the Variable Terms Letter plus (b) the Default Spread.

“Payment Deadline” shall have the meaning given such term in the Variable Terms Letter

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permissible Wet Mortgage Loan Document Delivery Period” shall mean for any Type of Mortgage Loan the period of time set forth in the Variable Terms Letter.

“Permitted Distributions” shall mean distributions set forth in the Variable Terms Letter as Permitted Distributions.

“Permitted Indebtedness” shall mean:

(1)                                 The Secured Obligations;

(2)                                 Indebtedness as of the Effective Date reflected in the financial statements referred to in Section 10(a);

(3)                                 Usual and customary trade debt for a mortgage company incurred in the ordinary course of business, paid within forty-five (45) days after the same has become due and payable or which is being contested in good faith, provided provision is made to the satisfaction of Buyer for the eventual payment thereof in the event it is found that such contested trade debt is payable by Seller;

(4)                                 Subordinated Debt;

(5)                                 Indebtedness secured by Liens permitted under Section 13(a); and

(6)                                 Indebtedness created pursuant to mortgage loans sold to other financial institutions through similar types of repurchase agreements so long as the mortgage loans sold under such agreements are not Purchased Repo Assets and Seller provides Buyer with written notice promptly upon Seller’s entry into such arrangement.

“Permitted Investments” shall mean:

(a)                                 Direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                                 Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating from S&P or from Moody’s of at least Al/PI (or equivalent rating), respectively;

(c)                                  Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)                                 Fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e)                                  Money market mutual funds registered under the Investment Company Act of 1940 and which have the highest investment rating from S&P and Moody’s.

“Person” shall mean any corporation, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or similar organization.

“Plan” shall mean, as to any Person, any pension plan that is covered by Title IV of

ERISA and in respect of which such Person or a Commonly Controlled Entity of such Person is an “employer” as defined in Section 3(5) of ERISA.

“Price Differential” shall mean, with respect to any Purchased Repo Asset as of any date, the amount obtained by daily application of the Pricing Rate and/or the Past Due Rate, as applicable subject to Section 3(h) of this Agreement, for such Type of Purchased Repo Asset to the Purchase Price for such Purchased Repo Asset on a 360-day-per-year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Purchased Repo Asset and ending on (but excluding) the date of Buyer’s calculation of the Price Differential (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Purchased Repo Asset).

“Price Differential Payment Date” shall mean, with respect to a Purchased Repo Asset, the Payment Date set forth in the Variable Terms Letter, the Repurchase Date and, if the Repurchase Date has not yet occurred, the day following the Targeted Repurchase Date related to the Purchase Date; provided, that, with respect to such Purchased Repo Asset, the final Price Differential Payment Date shall be the related Repurchase Date; and provided, further, that if any such day is not a Business Day, the Price Differential Payment Date shall be the next succeeding Business Day.

“Pricing Rate” shall mean on any day, the interest rate set forth in the Variable Terms Letter

“Property” shall mean the real property, including the improvements thereon, and the personal property (tangible or intangible) which are encumbered pursuant to a Mortgage Loan.

“Purchase Contract Expiration Date” shall have the meaning given such term in the Variable Terms Letter.

“Purchase Date” shall mean the date on which Purchased Repo Assets are to be transferred by Seller to Buyer.

“Purchase Price” shall mean, as calculated on the Purchase Date pursuant to information certified by Seller with respect to all Purchased Repo Assets subject to a Transaction on such Purchase Date, with respect to each Mortgage Loan included in such Transaction, that amount calculated for such Type of Mortgage Loan at the percentage set forth in the Variable Terms Letter.

“Purchase Request” shall mean a written request that Buyer enter into a Transaction and purchase Eligible Repo Assets hereunder substantially in the form attached hereto as Exhibit A.

“Purchase Request Delivery Deadline” shall have the meaning given such term in the Variable Terms Letter.

“Purchased Repo Assets” shall mean the Eligible Repo Assets transferred by Seller to Buyer in a Transaction hereunder, and any Eligible Repo Assets substituted therefor in accordance with Section 9 below. The term “Purchased Repo Assets” with respect to any Transaction at any time also shall include Additional Repo Assets delivered pursuant to Section 4(a) hereof.

“Qualified Insurer” shall mean an insurance company duly authorized and licensed where required by law to transact insurance business and meeting the insurance ratings requirements of prudent residential or commercial mortgage lending institutions which make mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

“Repo Assets” shall mean , collectively and severally, all now existing and hereafter arising right, title and interest of Seller, of every kind and nature, in, under and to each of the following:

(a)                                 All Mortgage Loans, now owned and hereafter acquired by Seller, the Mortgage Loan Documents for which are delivered to Buyer, including, without limitation, the promissory notes or other instruments or agreements evidencing the indebtedness of Obligors thereon, all mortgages, deeds to secure debt, trust deeds and security agreements related thereto, all rights to payment thereunder, all rights in the Properties securing payment of the Indebtedness of the Obligors thereon or which are the subject of such Mortgage Loans, all rights in the shares of stock and the proprietary lease related to any of the foregoing, all rights under documents related thereto, such as guaranties and insurance policies (issued by governmental agencies or otherwise), including, without limitation, mortgage and title insurance policies, fire and extended coverage insurance policies (including the right to any return premiums), and all rights in cash deposits consisting of impounds, insurance premiums or other funds held on account thereof.

(b)                                 All now existing and hereafter arising rights to service, administer and/or collect the foregoing Repo Assets and all rights to the payment of money on account of such servicing, administration and collection activities;

(c)                                  All rights of Seller, now existing and hereafter arising, to the payment of monies on account of advances made by Seller, on account of principal and interest payments and otherwise, under all servicing contracts pursuant to which Seller is servicing the foregoing Repo Assets and on account of fees payable to Seller under such servicing contracts;

(d)                                 All now existing and hereafter arising accounts, contract rights, chattel paper (including electronic chattel paper), goods (including inventory and equipment and any accessions thereto), instruments (including promissory notes), documents, investment property and general intangibles (including payment intangibles and software) together with all accessions and additions thereto constituting or relating to any of the foregoing Repo Assets;

(e)                                  All now existing and hereafter acquired files, documents, instruments, surveys, certificates, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other books, records, information and data of Seller relating to the foregoing Repo Assets (including all information, records, data, programs, tapes, discs, and cards necessary or helpful in the administration or servicing of the foregoing Repo Assets);

(f)                                   Any Hedge Agreements relating to any Purchased Repo Asset;

(g)                                  Any property relating to any Purchased Repo Asset or the related Mortgaged Property;

(h)                                 All insurance policies and insurance proceeds relating to any Purchased Repo Asset or the related Mortgaged Property, including but not limited to any payments or proceeds under any related primary insurance or hazard insurance;

(i)                                     All products and proceeds of the foregoing Repo Assets, whether now owned or hereafter acquired, now existing or hereafter created and wherever located.

“Reportable Event” shall mean a reportable event as defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of ERISA.

“Repurchase Date” shall mean, with respect to any Purchased Repo Asset, the earliest of: (a) the number of days following the Purchase Date set forth in the Variable Terms Letter (“Targeted Repurchase Date”), (b) the date all Transactions hereunder are terminated pursuant to Section 17 below, (c) the date such Purchased Repo Asset is no longer an Eligible Repo Asset, (d) the Exception Cure Date set forth in the Exception Notice with respect to an Exception Mortgage Loan (unless the exception is cured and as a result the Mortgage Loan is no longer an Exception Mortgage Loan), and (e) the date of occurrence of any Event of Default; provided, however, that Seller may request to repurchase any Purchased Repo Asset prior to the Targeted Repurchase Date pursuant to the Repurchase Request delivered to Buyer.

“Repurchase Facility Documents” shall mean, collectively and severally, this Agreement, the Variable Terms Letter, any Guaranties, the Assignment of Mortgage and all documents, instruments and agreements relating thereto or connected therewith (other than Mortgage Loans and the documents executed by Obligors in connection therewith), now existing or hereafter arising and as any and all of the same may be amended, extended and replaced from time to time.

“Repurchase Price” shall mean the price at which Purchased Repo Assets are to be transferred from Buyer to Seller on the Repurchase Date, which in the case of each such Purchased Repo Asset will equal the sum of: (a) the Purchase Price of such Purchased Repo Asset, plus (b) the accrued but unpaid Price Differential as of the date of Buyer’s calculation of the Repurchase Price therefor.

“Repurchase Request” shall mean a written request by Seller to repurchase Purchased Repo Assets prior to the Targeted Repurchase Date, at the Repurchase Price.

“Required Fees” shall mean those fees described as such in the Variable Terms Letter.

“Requirement of Law” shall mean, as to any Person, the articles or certificate of incorporation and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Financial Officer” shall mean as to any Person the chief financial officer, senior vice president-finance, vice president-finance or assistant vice president-finance of such Person, with any Person executing and delivering any certificate hereunder on behalf of Seller or Guarantor which is required to be executed and delivered by a “Responsible Financial Officer” being acknowledged by Seller as being a Person actively involved with and knowledgeable with respect to all financial matters affecting Seller.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“Secured Obligations” shall mean any and all debts, obligations and liabilities of Seller to Buyer (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owned with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or related to this Agreement, and all other Repurchase Facility Documents.

“Seller” shall have the meaning given such term in the introductory paragraph of this Agreement.

“Seller Instructions” shall have the meaning given such term in Section 3(b) hereof.

“Servicer” shall mean Select Portfolio Servicing, Angel Oak Prime Bridge or Situs Group, LLC its successors and assigns as approved by Buyer.

“Settlement Agent” shall mean, with respect to any Transaction the subject of which is a Wet Mortgage Loan, the entity approved by Buyer, in its sole good-faith discretion, which may be a title company, escrow company or attorney in accordance with local law and practice in the jurisdiction where the related Wet Mortgage Loan is being originated. A Settlement Agent is deemed approved unless Buyer notifies Seller otherwise at any time electronically or in writing.

“Statement Date” shall have the meaning given such term in the Variable Terms Letter.

“Subordinated Debt” shall mean Indebtedness of Seller subordinated to the Secured Obligations in the manner and to the extent required by Buyer pursuant to written subordination agreements satisfactory in form and substance to Buyer,

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity more than fifty percent (50%) of the stock or other equity interests of which having by the terms thereof ordinary voting power to elect the board of directors, managers or trustees of such Person shall, at the time as of which any determination is being made, be owned by such Person, either directly or through Subsidiaries of such Person (irrespective of whether or not at such time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency).

“Tangible Net Worth” shall mean with respect to a Person at any date, the sum of:

(a)         The total assets set forth on the consolidated balance sheet of such Person, prepared in accordance with GAAP including (1) the sum of: (i) the par or stated value of all outstanding common stock, (iii) paid-in capital, and (iv) retained earnings; less (2) the sum of: (i) 50% of the value of MSRs, (ii) goodwill, including any amounts (however designated on such balance sheet) representing the cost of acquisitions or Subsidiaries in excess of underlying tangible assets, together with costs allocated to the purchase or origination of such Person’s servicing portfolio or any part thereof, (ii) patents, trademarks, copyrights, leasehold improvements not recoverable at the expiration of a lease, and deferred charges (including, but not limited to unamortized debt discount and expense, and organizational expenses) and (iii) loans to, or investments in, affiliates, officers or employees;

(b)         Plus committed and undrawn capital up to an amount as set forth in the Variable Terms Letter;

Less, the Total Liabilities of the Person.

“Total Liabilities” shall mean for any Person at any date, such Person’s total liabilities, determined in accordance with GAAP.

“Transaction” shall, in addition to the definition set forth in Section 1 above, refer to substitutions pursuant to Section 9 below.

“Type” shall mean, for any Mortgage Loan, an Eligible Commercial Real Estate Mortgage Loan, an Eligible FixNFlip Mortgage Loan, an Eligible Multifamily Mortgage Loan, an Eligible No Escrow FixNFlip Mortgage Loan, or an Eligible Non-QM Mortgage Loan.

“Underwriting Guidelines” shall mean the standards, procedures and guidelines of the Seller for underwriting and acquiring Mortgage Loans, which are set forth in the written policies and procedures of the Seller, a copy of which have been provided to Buyer and such other guidelines as are identified and approved in writing by Buyer.

“Variable Terms Letter” shall mean that certain Variable Terms Letter, dated as of even date herewith, and entered into by Seller and Buyer, as such letter may be amended by Seller and Buyer from time to time.

“Violation Deadline” shall have the meaning given such term in Section 3(f) below.

“Wet Mortgage Loan” shall mean a Mortgage Loan with respect to which each of the following is accurate and complete (and Seller by including said Mortgage Loan in any Transaction hereunder shall be deemed to so represent and warrant to Buyer at and as of the Purchase Date for such Mortgage Loan):

(a)                                 Said Mortgage Loan has been closed by a title agency, escrow agent or closing attorney and funded (or will no later than the second Business Day following the Purchase Date therefor be closed by a title agency, escrow agent or closing attorney and funded) and would qualify without exception as an Eligible Repo Asset except that some or all of the Mortgage Loan Documents for said Mortgage Loan are in transit to, but have not yet been received by Buyer so as to satisfy all requirements to permit Seller to include said Mortgage Loan in any Transaction;

(b)                                 Seller reasonably expects said Mortgage Loan to fully qualify as an Eligible Repo Asset when the Mortgage Loan Documents for said Mortgage Loan have been received by Buyer;

(c)                                  A complete file as to said Mortgage Loan, including the Mortgage Loan Documents, exists and that such file is in the possession of either the title agent, escrow agent or closing attorney that closed such Mortgage Loan, Seller or Seller’s servicer for such Mortgage Loan, or that such file has been shipped to Buyer; and

(d)                                 Seller actually and reasonably expects that such full qualification can and will be achieved within the Permissible Wet Mortgage Repurchase Facility Document Delivery Period.

“Wet Mortgage Loan Limit” shall mean the aggregate Purchase Price, if any, of Wet Mortgage Loans which may be sold to and be owned by Buyer at any date, as set forth in the Variable Terms Letter.

3.                                      Initiation; Purchase Request; Purchase and Repurchase; Price Differential; Transaction Amount.

(a)                                 Subject to the terms and conditions set forth herein, Seller at any time from and after the date hereof to but not including the Purchase Contract Expiration Date, may initiate a Transaction by delivering a Purchase Request for each of the Eligible Mortgage Loans for which purchase is requested to Buyer, together with the Mortgage Loan Documents and Repurchase Facility Documents for each Eligible Mortgage Loan to the Custodian, on or before the Purchase Request Delivery Deadline, for Buyer’s review; provided, however, that with respect to Wet Mortgage Loans, drafts of such final Mortgage Loan Documents approved by Originator, Seller and Obligor shall be provided to Buyer.

(b)                                 Each Purchase Request shall be prepared by an Authorized Representative of Seller and shall describe the Eligible Mortgage Loans which shall be in compliance with the terms set forth in the Variable Terms Letter, identify Buyer and Seller and set forth (1) the Purchase Date, (2) the Purchase Price, and (3) any additional terms or conditions of the Transaction not inconsistent with this Agreement. Any Purchase Request shall be delivered to Buyer (A) one Business Day prior to the proposed Purchase Date for Mortgage Loans that are not Wet Mortgage Loans or (B) by 1:00 p.m. (Pacific time) on the proposed Purchase Date for Wet Mortgage Loans. On each Purchase Date, (i) the Purchase Price for the Purchased Repo Assets shall be advanced as directed by Seller in accordance with written instructions from Seller for the purpose of funding such Mortgage Loan (“Seller Instructions”) and (ii) (a) for Eligible Mortgage Loans other than FixNFlip Loans, the amount (“Mortgage Loan Differential”) equal to the difference between the Purchase Price and the principal amount of the Mortgage Loan shall be debited from the Operating Account and advanced as directed by Seller in accordance with the Seller Instructions (for the avoidance of doubt, the amount of the Mortgage Loan Differential shall be deposited into the Operating Account by Seller prior to its withdrawal therefrom); (b) for FixNFlip Loans, the Mortgage Loan Differential shall be debited from the Operating Account, and any amount necessary for the Borrower to purchase the Mortgaged Property shall be advanced by as directed by Seller in accordance with the Seller instructions, with the remaining funds deposited by Buyer into the Approved Escrow Account.. For the avoidance of doubt, the amount of the Mortgage Loan Differential shall be deposited into the Operating Account by Seller prior to its withdrawal therefrom. The Purchase Request, together with this Agreement, shall constitute conclusive evidence of the terms agreed between Buyer and Seller with respect to the Transaction to which the Purchase Request relates, unless with respect to the Purchase Request specific objection is made promptly after receipt thereof. In the event of any conflict between the terms of such Purchase Request and this Agreement, this Agreement shall prevail. On the Purchase Date for the Transaction, (i) the Purchased Repo Assets shall be transferred to the Buyer (by delivery to the Custodian), along with the originally executed Mortgage Loan Documents and (for the initial Transaction only) the Repurchase Facility Documents and (ii) the Purchase Price and the Mortgage Loan Differential shall be advanced by Buyer pursuant to the

Seller Instructions. The Purchase Price advanced by Buyer to Seller shall commence accruing interest at the Pricing Rate on the Purchase Date and shall continue to accrue interest at the Pricing Rate until the Repurchase Date, subject to Section 3(l) below.

(c)                                  With respect to each Exception Mortgage Loan, upon receipt of the Purchase Request, Buyer shall, consistent with this Agreement, specify the terms for such proposed Transaction, including the Purchase Price, the Pricing Rate, and the Repurchase Date in respect of such Transaction.

(d)                                 The Purchased Repo Assets shall be repurchased by Seller on the Repurchase Date at the Repurchase Price. Such obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Repo Asset (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Repo Asset on each Price Differential Payment Date except as otherwise provided herein). Seller is obligated to repurchase and take physical possession of the Purchased Repo Assets from Buyer or its designee at Seller’s expense on the related Repurchase Date. In the event Seller wishes to repurchase any Purchased Repo Asset at any time earlier than the Targeted Repurchase Date from the Purchase Date, Seller shall deliver a Repurchase Request to Buyer, which shall describe the Purchased Repo Assets to be repurchased and set forth (1) the Repurchase Date, (2) the Repurchase Price, and (3) any additional terms or conditions of the Transaction not inconsistent with this Agreement. On the Repurchase Date, the Purchased Repo Assets shall be transferred to Seller against the transfer of the proceeds of the sale of the Purchased Repo Asset (“Take-Out Proceeds”) to a Buyer controlled account. Upon receipt by Buyer of the Take-Out Proceeds, Buyer shall, pursuant to written instructions from Seller to Buyer, (i) first, deduct the Repurchase Price from the Take-Out Proceeds, (ii) second, deduct any fees owed by Seller to Buyer in connection with the Purchased Repo Asset, and (iii) apply the remainder of any Take-Out Proceeds to Seller’s Operating Account maintained with Buyer.

(e)                                  Unless otherwise required by Buyer, the accrued but unpaid Price Differential for each Purchased Repo Asset shall be payable on the Repurchase Date therefor.

(f)                                   The aggregate Purchase Price for all Purchased Repo Assets sold to and owned by Buyer subject to this Agreement as of any date of determination shall not exceed the Aggregate Purchase Price Limit. Moreover, the aggregate Purchase Price for any Type of Mortgage Loan sold to and owned by Buyer subject to this Agreement as of any date of determination shall not exceed the sublimit for such Type of Mortgage Loan as set forth as Allocations under the Variable terms Letter.

(g)                                  Seller shall pay to Buyer the Required Fees on the terms set forth in the Variable Terms Letter.

(h)                                 Seller agrees that at all times the average daily aggregate Purchase Price for all Eligible Mortgage Loans offered by Seller to Buyer in any one (1) calendar month shall not fall below the percentage of the Seller’s Aggregate Purchase Price Limit set forth in the Variable Terms Letter. If Seller’s daily aggregate Purchase Price for all Eligible Mortgage Loans falls below the percentage of the Seller’s Aggregate Purchase Price Limit set forth in the Variable Terms Letter for any two (2) consecutive calendar months, then the Seller shall pay the Buyer the non-usage fee, and Buyer may, at Buyer’s sole and reasonable discretion reduce the Seller’s Aggregate Purchase Price Limit. If Seller’s daily aggregate Purchase Price for all

Eligible Mortgage Loans falls below the percentage of the Seller’s Aggregate Purchase Price Limit set forth in the Variable Terms Letter for any three (3) consecutive calendar months, then in addition to the above, either Buyer or Seller, after consultation with the other party, shall have the right to reduce the Aggregate Purchase Price Limit by notice to the other Party or (ii) terminate this Agreement pursuant to Section 17.

(i)                             In the event Seller fails to repurchase any Purchased Repo Assets from Buyer by not later than the Targeted Repurchase Date for such Purchased Repo Assets, then the Price Differential shall accrue with respect to such Purchased Repo Assets at the Past Due Rate commencing on the day following the Targeted Repurchase Date and be added to the Repurchase Price, an Event of Default shall have been deemed to occur and Buyer shall have the right to exercise any or all of the remedies set forth in Section 14 of this Agreement. Seller’s final payment of the Repurchase Price with respect to such Purchased Repo Assets shall include any unpaid portion of the Repurchase Price, plus the Price Differential (whether at the Pricing Rate or the Past Due Rate) accrued but unpaid pursuant to this Section 3(l).

4.                                      Margin Maintenance.

(a)                                 Buyer shall determine the Market Value for the Purchased Repo Assets in its sole discretion from time to time and at such time as it may elect in its sole discretion; provided further in the event the Market Value is less than the Purchase Price minus any principal curtailments, that Seller may provide independent third party marks to the extent Seller disagrees with the Market Value. Buyer shall not take into account any Purchased Repo Asset which is not an Eligible Repo Asset, including, without limitation, any Purchased Repo Asset with respect to which there is a breach of representation, warranty or covenant made by Seller in this Agreement and which breach has not been cured prior to the date on which Market Value is being determined. If at any time the aggregate Market Value of all includible Purchased Repo Assets is less than the aggregate Buyer’s Margin Amount for all Purchased Repo Assets (a “Margin Deficit”), then Buyer may by written notice (a “Margin Call”) to Seller require Seller, at Seller’s option, to transfer to Buyer cash or additional Eligible Repo Assets acceptable to Buyer (“Additional Repo Assets”), so that the cash plus the aggregate Market Value of the Purchased Repo Assets, including any such Additional Repo Assets, will thereupon equal or exceed such aggregate Buyer’s Margin Amount.

(b)                                 If any notice is given by Buyer under subsection (a) of this Section at or before the close of business on any Business Day, Seller shall transfer cash or Additional Repo Assets as provided in such subsection no later than: (1) if such notice is given by 1:00 p.m. (Pacific Time), by 1:00 p.m. (Pacific Time) on the next Business Day following such notice, or (2) if such notice is given after 1:00 p.m. (Pacific Time), by 4:00 p.m. (Pacific Time) on the next Business Day following such notice. Any cash delivered hereunder shall be credited against the Repurchase Price payable by Seller on the next Repurchase Date.

(c)                                  Notwithstanding any term to the contrary set forth herein, so long as a Margin Deficit has occurred and is continuing, Buyer shall not be required to purchase any Eligible Repo Asset or any other Repo Asset from Seller.

(d)                                 All amounts payable hereunder, whether prior to or following the occurrence of an Event of Default not paid on the due date therefor shall thereafter bear interest at the Past Due Rate until paid in full, such interest to be payable upon demand.

(e)                                  The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

(f)                                   In the event that a Margin Deficit exists with respect to any Purchased Repo Asset, Buyer may retain any funds received by it to which the Seller would otherwise be entitled hereunder, which funds (i) shall be held by Buyer against the related Margin Deficit and (ii) may be applied by Buyer against the Repurchase Price of any Purchased Repo Asset for which the related Margin Deficit remains otherwise unsatisfied. Notwithstanding the foregoing, the Buyer retains the right, in its sole discretion, to make a Margin Call in accordance with the provisions of this Section 4.

5.                                      Income Payments; Price Differential; Servicing Responsibilities.

(a)                                 On each Business Day that a Transaction is outstanding, the Pricing Rate shall be reset and, unless otherwise agreed, the accrued and unpaid Price Differential shall be settled in cash on each related Price Differential Payment Date. For any Price Differential Payment Date that occurs on a Repurchase Date, Seller shall determine the amount of the Price Differential to be paid on such Repurchase Date, and Buyer shall have no obligation to provide Seller with any written notice with respect to the amount of such Price Differential. Two Business Days prior to a Price Differential Payment Date that occurs on the day following the Targeted Repurchase Date, Buyer shall give Seller written or electronic notice of the amount of the Price Differential due on such Price Differential Payment Date. On each Price Differential Payment Date, Seller shall pay to Buyer the Price Differential for such Price Differential Payment Date (along with any other amounts to be paid pursuant to this Section 5), by wire transfer in immediately available funds.

(b)                                 If Seller fails to pay all or part of the Price Differential by 2:30 p.m. (Pacific time) on the related Price Differential Payment Date, with respect to any Purchased Repo Asset, Seller shall be obligated to pay to Buyer (in addition to, and together with, the amount of such Price Differential) interest on the unpaid Repurchase Price at a rate per annum equal to the Past Due Rate until the Price Differential is received in full by Buyer. If there is a disagreement as to the amounts owed, Seller shall notify Buyer of the disputed amount, provide documentation supporting that amount and pay that amount. Buyer shall then review the documentation and provide Buyer’s basis for the Price Differential. If Buyer and Seller do not agree, the parties shall meet and confer to resolve the Price Differential owed.

(c)                                  If an Event of Default with respect to Seller has occurred and is then continuing, all payments and distributions of Income, whether in cash or in kind, made on or with respect to the Purchased Repo Assets shall be made to Buyer and Buyer shall notify Seller and the applicable Obligor under the Purchased Repo Asset to deliver same to Buyer in accordance with the last sentence of Section 5(e) hereof. Upon such notification by Buyer, Seller shall cause all payments and distributions of Income with respect to the Purchased Repo Assets to be made directly to Buyer or Buyer’s designee and any and all Income received by Seller shall be immediately delivered to Buyer and until so delivered shall be held in trust for Buyer and shall not be commingled by Seller with any of its other property or funds. Buyer shall in its sole discretion, on the date such Income is paid or distributed, either, in Buyer’s sole and absolute discretion: (a) transfer to or credit to the account of Seller such Income or (b) with respect to Income paid in cash, apply the Income payment or payments to reduce the outstanding Repurchase Price to be transferred to Buyer by Seller upon termination of such Transaction. Buyer shall not be obligated to take any action pursuant to the preceding sentence to the extent that such action would result in the creation of a Margin Deficit, unless prior thereto or simultaneously therewith Seller transfers to Buyer cash or Additional Repo Assets sufficient to eliminate such Margin Deficit.

(d)                                 Until otherwise notified by Buyer, in its sole and absolute discretion, Seller hereby covenants and agrees to service all Mortgage Loans included in the Purchased Repo Assets on behalf of Buyer at Seller’s expense and without charge of any kind to Buyer. The obligations of Seller with respect to the servicing of such Mortgage Loans shall include accounting for all such Mortgage Loans, and the proceeds thereof and collections thereon, collecting all sums owing and to become owing thereon when the same become due (including the institution and maintenance of any actions or proceedings, judicial or otherwise, to collect any sums or to enforce rights with respect to security for the payment of any Mortgage Loans), assuring that fire and casualty insurance customary for the locality where the related mortgaged property is located with respect to each Mortgage Loan is maintained and that payment of the premiums with respect thereto is made when due, making and processing any claims under any such insurance and, with respect to any title insurance, any performance and payment bonds, maintaining records regarding taxes upon any Property which may be security for any such Mortgage Loans, and paying the taxes, assessments, and other charges against such Property before the same become delinquent, and defending any security interest securing payment of the Mortgage Loans (including any appearances in any legal actions or proceedings or otherwise to protect and defend the same). In addition, Seller will make appropriate notations in its books and records to reflect Buyer’s ownership interest in such Mortgage Loans. Seller shall at all times maintain a servicing file consisting of all documents necessary to service such Mortgage Loan and accurate and complete records of its servicing of such Mortgage Loan; Seller’s possession of such servicing file being for the sole purpose of servicing such Mortgage Loan and such retention and possession by Seller being in a custodial capacity only.

Seller may delegate its obligations hereunder to service the Mortgage Loans to an independent servicer satisfactory to Buyer pursuant to a servicing agreement pre-approved in writing by Buyer. In any event, Seller or its delegate shall service such Mortgage Loans with the degree of care and in accordance with the servicing standards generally prevailing in the industry and in accordance with Accepted Servicing Practices. Seller shall and shall cause the Servicer to hold or cause to be held all escrow funds collected by Seller and Servicer with respect to any Purchased Repo Assets in trust accounts and shall apply the same for the purposes for which such funds were collected. Seller shall and shall cause the Servicer to deposit all collections received by Servicer on the Purchased Repo Assets in an account to be designated by Buyer upon an Event of Default. In the event there is a third party Servicer and upon Buyer’s request, Seller shall provide promptly to Buyer a servicer notice addressed to and agreed to by the Servicer of the related Purchased Repo Assets, in a form approved by Buyer, advising such Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the Servicer of Buyer’s interest in such Purchased Repo Assets and the Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Repo Assets and any related Income with respect thereto.

Buyer may, at any time during Seller’s business hours on reasonable written notice and at Seller’s cost and expense, limited to only reasonable cost and expense, examine and make copies of any records or request that Seller make copies of such records and deliver them to Buyer for Buyer’s review. Seller shall, at Buyer’s request, deliver to Buyer monthly reports regarding the status of any Mortgage Loan, which reports shall include, but shall not be limited to, a description of any default thereunder for more than thirty (30) days, and such other circumstances that could cause a material adverse effect on any such Mortgage Loan, Buyer’s title to any such Mortgage Loan or the collateral securing such Mortgage Loan; Seller may be required to deliver such reports until the repurchase of such Mortgage Loan by Seller. Seller shall immediately notify Buyer if it becomes aware of any payment default under a Mortgage Loan. In an Event of Default of Seller, Buyer reserves the right to appoint a successor servicer to service any Mortgage Loans (each a “Successor Servicer”) without the payment by Buyer of any penalty or termination fee. In the event of such an appointment, Seller shall perform all acts and take all action so that all files and records held by Seller relating to such Mortgage Loans are promptly delivered to Successor Servicer. Seller hereby indemnifies and shall defend and hold harmless Buyer from and against any and all claims, liabilities, losses, actions, suits, proceedings, damages, and expense of whatever kind or description in connection with any and all actions taken by Seller and its agents and attorneys in the exercise and enforcement of Seller’s rights, remedies, and obligations under this Section 5(d) or as a result of any failure by Seller to perform its obligations hereunder, including, without limitation, all attorneys’ fees and related expenses incurred by Buyer in connection with any such matters. Seller shall not settle or compromise the amount of any claim, settlement, payment, or award without the prior written approval of Buyer, which approval Buyer may give or withhold its sole opinion and judgment. Seller shall not attempt to sell or transfer any rights to service a Mortgage Loan while such Mortgage Loan is a Purchased Repo Asset without the prior consent of Buyer. Seller shall release its custody of the contents of any servicing file only in accordance with the written instructions of Buyer, except when such release is required as incidental to Seller’s servicing of any Mortgage Loan or is in connection with the repurchase of any Purchased Repo Asset by Seller pursuant to this Agreement. If Seller should discover that, for any reason whatsoever, Seller or any entity responsible to Seller for managing or servicing any such Purchased Repo Asset has failed to perform fully Seller’s obligations under the Repurchase Facility Documents or any of the obligations of such entities with respect to the Purchased Repo Assets, Seller shall promptly notify Buyer. For the avoidance of doubt, Seller retains no economic rights to the servicing of the Purchased Repo Assets; provided that the Seller shall and shall cause the Servicer to continue to service the Purchased Repo Assets hereunder as part of its obligations hereunder. As such, the Seller expressly acknowledges that the Purchased Repo Assets are sold to Buyer on a “servicing released” basis.

(e)                                  Seller shall, at its sole cost and expense, endeavor to obtain payment when due and payable of all Income due or to become due with respect to all Purchased Repo Assets, including without limitation, the taking of such action with respect thereto as Buyer may request, or, in the absence of such request, as Seller may reasonably deem advisable; provided, however, that Seller shall not, without the prior written consent of Buyer, grant or agree to any rebate, refund, compromise or extension with respect to any Income or accept any prepayment on account thereof (except those of the foregoing which are disclosed to Buyer pursuant to subsection (g) of the definition of “Eligible Repo Asset” in Section 2 above). Upon the request of Buyer, and during the continuance of an Event of Default, Seller will notify and direct any party who is or might become obligated to make any payment on account of any Income to make payment thereof to Buyer (or to Seller in care of Buyer) at such address as Buyer may designate, and Seller and Buyer will deliver to Obligors goodbye letters and hello letters as required in connection with servicing transfers pursuant to the Real Estate Settlement Procedures Act and Regulation X promulgated thereunder.

6.                                      Security Interest.

(a)                                 On each Purchase Date, Seller hereby sells, assigns and conveys all rights and interests in the Purchased Repo Assets identified on the related Mortgage Loan Schedule and the Repo Assets related thereto. Although the parties intend that all Transactions hereunder be sales and purchases and not loans, in the event any such Transactions are deemed to be loans, and in any event Seller hereby pledges to Buyer as security for the performance by Seller of its Secured Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Repo Assets.

(b)                                 Seller hereby authorizes Buyer to file from time to time any and all financing statements determined by Buyer as necessary to perfect and maintain the perfection of such security interest, and shall pay all reasonable fees and expenses associated therewith upon demand of Buyer.

7.                                      Transfer of Eligible Repo Assets. All Eligible Repo Assets transferred by Seller to Buyer shall be in suitable form for transfer or shall be accompanied by duly executed instruments of transfer or assignment in blank, including, without limitation, the Repurchase Facility Documents. Seller shall, prior to the funding of each Transaction, deliver to Buyer all Mortgage Loan Documents in connection with each Eligible Repo Asset (other than Wet Mortgage Loans) to be included in such Transaction. All transfers of Purchased Repo Assets by Buyer to Seller shall occur upon Buyer’s receipt of the Repurchase Price therefor. Upon request by Seller, Buyer shall transfer custody of the applicable Purchased Repo Assets to Seller after Buyer has confirmed its receipt of the Repurchase Price therefor.

8.                                      Transfer of Purchased Repo Assets by Buyer. All of Seller’s interest in the Purchased Repo Assets shall pass to Buyer on the Purchase Date and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Repo Assets or otherwise selling, transferring, pledging or hypothecating the Purchased Repo Assets, but no such transaction shall relieve Buyer of its obligations to transfer Purchased Repo Assets to Seller pursuant to the terms hereof, or of Buyer’s obligation to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to Section 5 hereof.

9.                                      Substitution. Seller may, subject to agreement with and acceptance by Buyer, request that it be permitted to substitute other Eligible Repo Assets of the same type for any Purchased Repo Assets. Buyer shall indicate whether or not it agrees to accept any requested substitution: (a) if the request therefore is made by 10:00 a.m. (Pacific Time) by the close of business on the date such notice is received, or (b) if the request therefor is made after 10:00 a.m. (Pacific Time) on a Business Day, by the close of business on the next succeeding Business Day. Any permitted substitution shall be made by transfer to Buyer of such other Eligible Repo Assets pursuant to the same procedure as that set forth in Section 7 above for any Transaction. After substitution, the substituted Eligible Repo Assets shall be deemed to be Purchased Repo Assets.

10.                               Representations and Warranties. Seller hereby represents and warrants, and shall on and as of the Purchase Date for any Transaction and on and as of each date thereafter through and including the related Repurchase Date be deemed to represent and warrant, that:

(a)                                 Financial Condition. The financial statements of Guarantor, respectively dated the Statement Date and the Interim Date, copies of which have heretofore been furnished to Buyer, are complete and correct and present fairly the consolidated and consolidating financial condition of Guarantor and its consolidated Subsidiaries at such dates and the consolidated and consolidating results of their operations and changes in financial position for the fiscal periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP or such regulatory accounting procedures as may be applicable to Guarantor. Since the Statement Date, there has been no change in the consolidated business, operations or financial condition of Seller or Guarantor and their consolidated Subsidiaries taken as a whole from that set forth in said financial statements that has resulted, or is reasonably likely to result in a Material Adverse Effect, nor is Seller or any Guarantor aware of any state of facts which (with notice or the lapse of time) would or is reasonably likely to result in a Material Adverse Effect,. Seller and Guarantor has, on the Statement Date, no liabilities, direct or indirect, fixed or contingent, matured or unmatured, known or unknown, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, said balance sheet and related statements, and at the present time there are no material unrealized or anticipated losses from any loans, advances or other commitments of Seller or any Guarantor except as heretofore disclosed to Buyer in writing.

(b)                                 No Change. Since the Statement Date there has been no change in the business, operations, assets or financial or other condition of Seller or Guarantor, or either of them and their consolidated Subsidiaries taken as a whole that has resulted, or is reasonably likely to result in a Material Adverse Effect.

(c)                                  Existence; Compliance with Law. Each of Seller, Guarantor and their Subsidiaries (1) is duly organized, validly existing and in good standing under the laws of the state of its organization and each jurisdiction where its ownership of property or conduct of business requires such qualification, (2) has the power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (3) is in compliance with all Requirements of Law and material Contractual Obligations.

(d)                                 Power; Authorization; Enforceable Obligation. Seller has the power and authority and the legal right to make, deliver and perform the Repurchase Facility Documents and to enter into each Transaction hereunder and has taken all necessary action to authorize such Transaction on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of the Repurchase Facility Documents. The Repurchase Facility Documents have been duly executed and delivered on behalf of Seller and constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy law or general principles of equity.

(e)                                  No Legal Bar or Consents. The execution, delivery and performance of the Repurchase Facility Documents, the Transaction hereunder and the use of the proceeds thereof, will not violate any applicable Requirement of Law or any Contractual Obligation of Seller or create or result in the creation of any Lien (except the Lien created by this Agreement)

on any assets of Seller. No consent, approval or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required on the part of Seller in connection with the execution and delivery of the Repurchase Facility Documents (other than filings to perfect the Liens granted pursuant to this Agreement) or the performance of or compliance with the terms, provisions and conditions hereof or thereof or to assure the validity and enforceability of any of the Repurchase Facility Documents.

(f)                                   No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Seller, threatened by or against Seller or Guarantor or any of its Subsidiaries or against any of Seller’s or any such Subsidiary’s properties or revenues which (1) if adversely determined, could have a Material Adverse Effect, (2) questions the validity or enforceability of any of the Repurchase Facility Documents, (3) makes a claim individually or in an aggregate amount greater than $500,000.00, or (4) which might materially and adversely affect the validity of the Mortgage Loans or the performance by it of its obligations under, or the validity or enforceability of, any Repurchase Facility Document.

(g)                                  Taxes. Seller and each Subsidiary has filed or caused to be filed all tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against them or any of their property. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate. Any payments made by Seller or any Guarantor to Buyer shall be free and clear of, and without deduction or withholding for, any taxes; provided, however, that if such payer shall be required by law to deduct or withhold any taxes from any sums payable to Buyer, then such payer shall (A) make such deductions or withholdings and pay such amounts to the relevant authority in accordance with applicable law, (B) pay to Buyer the sum that would have been payable had such deduction or withholding not been made, and (C) at the time Price Differential is paid, pay to Buyer all additional amounts as specified by Buyer to preserve the after-tax yield Buyer would have received if such tax had not been imposed, and otherwise indemnify Buyer for any such taxes imposed.

(h)                                 Investment Company Act. Seller is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(i)                                     Subsidiaries. Seller has delivered to Buyer an accurate and complete list of any and all presently existing Subsidiaries of Seller, their respective jurisdictions of incorporation, the percentage of their capital stock or other equity interests owned by Seller or other Subsidiaries. All of the issued and outstanding shares of capital stock or other equity interests of the Subsidiaries have been duly authorized and issued and are fully paid and non-assessable.

(j)                                    Federal Reserve Board Regulations. Neither Seller nor any of its Subsidiaries is engaged or will not engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System. No part of the proceeds of the sale of Eligible Repo Assets or any other Repo Assets to Buyer hereunder will be used for “purchasing” or “carrying” “margin stock” as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System.

(k)                                 ERISA. Seller and each Subsidiary is in compliance in all material respects with the requirements of ERISA and no Reportable Event has occurred under any Plan maintained by Seller.

(l)                                     Repo Assets. (1) Seller is the sole owner of the Repo Assets (or, in the case of after-acquired Repo Assets, at the time Seller acquires rights in the Repo Assets, will be the sole owner thereof); (2) except for the interests of Buyer in the Purchased Repo Assets and the Lien in favor of Buyer or any investor which has committed to purchase the Mortgage Loan, no Person has (or, in the case of after-acquired Repo Assets, at the time Seller acquires rights therein, will have) any right, title, claim or interest (by way of security interest or other Lien or otherwise) in, against or to the Repo Assets; (3) all information heretofore, herein or hereafter supplied to Buyer by or on behalf of Seller with respect to the Repo Assets is accurate and complete; (4) each item of Repo Assets delivered to Buyer hereunder which is a Mortgage Loan is an Eligible Mortgage Loan. Upon payment of the Purchase Price and the filing of the financing statement and delivery of the Mortgage Loan Documents to the Buyer, Buyer shall become the sole owner of the Purchased Repo Assets, free and clear of all liens and encumbrances.

(m)                             Place of Business; Records. Seller’s chief place of business is at the address set forth in the Variable Terms Letter, and Seller’s books, records and agreements concerning the Repo Assets are kept at Seller’s chief place of business. On the Effective Date, Seller’s jurisdiction of organization is State of Delaware. Seller shall provide Buyer with thirty days advance notice of any change in Seller’s principal office or place of business or jurisdiction. Seller has no trade name. During the preceding five years, Seller has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

(n)                                 Securities Acts. Seller has not issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other law, and is not violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

(o)                                 Anti-Terrorism Regulations. Neither the selling of the Eligible Repo Assets or any other Repo Assets to Buyer hereunder nor the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or the Anti-Terrorism Order or any enabling legislation or executive order relating to any of the same. Without limiting the generality of the foregoing, neither Seller nor any of its Subsidiaries; (1) is or will become a blocked person described in Section 1 of the Anti-Terrorism Order, or (2) does nor will it engage in any dealings or transactions or otherwise be associated with any such blocked person.

(p)                                 Licenses. Seller is duly licensed or is otherwise qualified in each jurisdiction in which it transacts business for the business which it conducts and is not in default of any applicable federal, state or local laws, rules and regulations unless, in either instance, the failure to take such action is not reasonably likely (either individually or in the aggregate) to cause a Material Adverse Effect and is not in default of such state’s applicable laws, rules and regulations.

(q)                                 Event of Default. There exists no material Event of Default under Section 13(q) hereof, which default gives rise to a right to accelerate indebtedness as referenced in Section 13(q) hereof, under any mortgage, borrowing agreement or other instrument or agreement pertaining to indebtedness for borrowed money or to the repurchase of mortgage loans or securities.

(r)                                    Solvency. Seller and each Guarantor is solvent and will not be rendered insolvent by any Transaction and, after giving effect to such Transaction, will not be left with an unreasonably small amount of capital with which to engage in its business. Neither Seller nor any Guarantor intends to incur, nor does believe that it has incurred, debts beyond its ability to pay such debts as they mature and is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of such entity or any of its assets. The amount of consideration being received by Seller upon the sale of the Purchased Repo Assets to Buyer constitutes reasonably equivalent value and fair consideration for such Purchased Repo Assets. Seller is not transferring any Purchased Repo Assets with any intent to hinder, delay or defraud any of its creditors.

(s)                                   True and Complete Disclosure. All material information, reports, exhibits, schedules, financial statements or certificates of Seller, or Guarantor, or any of their officers furnished or to be furnished to Buyer in connection with the initial or any ongoing due diligence of Seller, or Guarantor, or any officer thereof, negotiation, preparation, or delivery of the Repurchase Facility Documents are true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All financial statements have been prepared in accordance with GAAP (other than monthly financial statements solely with respect to footnotes, year-end adjustments and cash flow statements).

(t)                                    Underwriting Guidelines. The Underwriting Guidelines provided to Buyer are the true and correct Underwriting Guidelines of the Seller as of the date provided and until Buyer approves any changes to the Underwriting Guidelines identified by Seller to Buyer.

(u)                                 Tangible Net Worth. Guarantor’s Tangible Net Worth is not less than the amount set forth in the Variable Terms Letter.

(v)                                 Adverse Selection. Seller has not selected the Purchased Repo Assets in a manner so as to adversely affect Buyer’s interests.

(w)                               Agreements. Neither Seller, any Guarantor nor any Subsidiary thereof is a party to any agreement, instrument, or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition, except as disclosed in the financial statements described in Section 10(a) hereof. Neither Seller nor any Subsidiary of Seller is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default could have a Material Adverse Effect. No holder of any indebtedness of Seller or any Guarantor or of any Subsidiaries thereof has given notice of any asserted default thereunder.

(x)                                 No Reliance. Seller and each Guarantor has made its own independent decisions to enter into the Repurchase Facility Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Neither Seller nor any Guarantor is relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(y)                                 Plan Assets. Neither Seller nor any Guarantor is an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, and the Purchased Repo Assets are not “plan assets” within the meaning of 29 CFR §2510.3 101 as amended by Section 3(42) of ERISA, in the Seller’s hands, and transactions by or with Seller or any Guarantor are not subject to any state or local statute regulating investments or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(z)                                  No Prohibited Persons. Neither the Seller nor any of its officers, directors, partners or members, is an entity or person (or to the Seller’s knowledge, owned or controlled by an entity or person): (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t1 1sdn.pdf); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”).

(aa)                          Eligible Repo Assets. Each Purchased Repo Asset is an Eligible Repo Asset.

The representations and warranties set forth in this Agreement shall survive transfer of the Purchased Repo Assets to Buyer and shall continue for so long as the Purchased Repo Assets are subject to this Agreement. Upon discovery by Seller, any Guarantor, Servicer or Buyer of any breach of any of the representations or warranties set forth in this Agreement, the party discovering such breach shall promptly give notice of such discovery to the others. Buyer has the right to require, in its unreviewable discretion, Seller to repurchase within 1 Business Day after receipt of notice from Buyer any Purchased Repo Asset for which a breach of one or more of the representations and warranties referenced in Section 10(bb) exists and which breach has a material adverse effect on the value of such Mortgage Loan or the interests of Buyer.

11.                               Affirmative Covenants. Seller hereby covenants and agrees with Buyer that, as long as this Agreement shall be in effect and any Secured Obligations remain unpaid, Seller shall:

(a)                                 Financial Statements. Furnish to Buyer:

(1)                                 Within ninety (90) days after the last day of each fiscal year,

financial statements (consolidated and consolidating) showing the financial position and results of operations of Seller and its Subsidiaries for the year ended on such date, audited by a firm of independent certified public accountants acceptable to Buyer, together with a balance sheet and statement of income (consolidated and consolidating) which has been subjected to the audit procedures applied in the examination of Seller’s consolidated financial statements. Such financial statements shall be prepared in conformity with GAAP (or such regulatory accounting procedures as may be applicable to Seller) consistently applied and present fairly the financial position of Seller and its Subsidiaries and the results of their operations as of the end of such period and for the period then ended, which financial statements shall be accompanied by an unqualified report of such independent certified public accountants; and

(2)                                 Within sixty (60) days following the last day of each calendar quarter, consolidated quarterly financial statements showing the consolidated financial position and results of operations of Seller and its Subsidiaries for such three-month period, and as of and for the period from the beginning of the current fiscal year to such date, together with a certificate executed by the principal financial officer or principal accounting officer or treasurer of Seller certifying that, to the best of such officer’s knowledge, such financial statements were prepared in conformity with GAAP (or such regulatory accounting procedures as may be applicable to Seller) consistently applied (subject to year-end audit adjustments) and present fairly the financial position of Seller and its Subsidiaries, and the results of operations as of the end of such period and for the period then ended.

(3)                                 Upon Buyer’s request, true and complete copies of Seller’s and Guarantor’s annual federal income tax returns and all information returns required by applicable federal Laws.

(4)                                 Such other information regarding the financial condition, operations, or business of Seller and any Guarantor as Buyer may reasonably request.

(b)                                 Certificates; Reports; Other Information. Furnish or cause to be furnished to Buyer upon Buyer’s request:

(1)                                 No later than ten (10) Business Days following Buyer’s request therefor, a copy of the most recent monthly loan statement from each third party lender providing Seller a warehouse line of credit or master repurchase arrangement to fund Seller’s loans, if applicable;

(2)                                 No later than thirty (30) days following the end of each calendar quarter, a quarterly compliance certificate certifying compliance by the Seller with all of the covenants of the Seller set forth in this Agreement and good standing with state and federal regulatory agencies having jurisdiction over the Seller;

(3)                                 Where Seller incurs additional Permitted Indebtedness in excess of $500,000, within thirty (30) days of execution thereof by Seller, copies of all relevant loan documents executed by the Seller and a summary of major terms and conditions thereof;

(4)                                 Promptly, such additional financial and other information and reports, in form satisfactory to Buyer, including, without limitation, financial statements of the

Guarantor, as Buyer may from time to time reasonably request.

(c)                                  Maintenance of Existence. Maintain all rights, privileges, licenses, approvals and franchises necessary or desirable in the normal conduct of its business, and comply with all material Contractual Obligations and all applicable Requirements of Law.

(d)                                 Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all applicable Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of Buyer to visit and inspect any of its properties and examine and make abstracts from any of its books and records at Seller’s cost and during normal business hours as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of Seller and its Subsidiaries with officers and employees of Seller and its Subsidiaries, with its independent certified public accountants and with the Guarantors, if any.

(e)                                  Notices. Promptly give notice to Buyer of:

(1)                                 The occurrence of any Event of Default;

(2)                                 All litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are threatened or pending) or other legal or arbitration proceedings affecting Seller, Guarantor or any of their Subsidiaries or affecting any of the Property of any of them before any Governmental Authority that (i) questions or challenges the validity or enforceability of any of the Repurchase Facility Documents or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim individually in an aggregate amount greater than $500,000.00, or (iii) which, individually or in the aggregate, if adversely determined, could be reasonably likely to have a Material Adverse Effect. Seller and each Guarantor, as applicable, will promptly provide notice of any judgment, which with the passage of time, could cause an Event of Default hereunder.

(3)                                 A change in the business, operations, property or financial or other condition of Seller or any Subsidiary that has resulted, or is reasonably likely to result in a Material Adverse Effect;

(4)                                 Any change in the status of a Purchased Repo Asset transferred to Buyer as an Eligible Repo Asset.

(5)                                 Copies of any material and adverse notices (including, without limitation, notices of defaults, breaches, potential defaults or potential breaches) and any material financial information that is not otherwise required to be provided by Seller or Guarantors hereunder which is given to Seller’s or any Guarantor’s lenders.

(6)                                 A change in the insurance coverage required of Seller, Servicer or any other Person pursuant to any Repurchase Facility Document, with a copy of evidence of same attached;

(7)                                 Any material change in accounting policies or financial reporting practices of Seller or Servicer

(8)                                 With respect to any Purchased Repo Asset, that the underlying Mortgaged Property has been materially damaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty, or otherwise damaged so as to affect adversely the value of the Mortgage Loan associated with such Purchased Repo Asset;

(9)                                 Any material issues raised upon examination of Seller or Seller’s facilities by any Governmental Authority;

(10)                          Any material change in the Indebtedness of the Seller, including, without limitation, any default, renewal, non-renewal, termination, increase in available amount or decrease in available amount related thereto that has resulted, or is reasonably likely to result in a Material Adverse Effect,;

(11)                          Any material default related to any Purchased Repo Asset or any lien or security interest (other than security interests created hereby or by the other Repurchase Facility Documents) on, or claim asserted against, any of the Purchased Repo Assets;

(12)                          Any other event, circumstance or condition with respect to Seller or Servicer that has resulted, or has a possibility of resulting, in a Material Adverse Effect;

(13)                          The occurrence of any material employment dispute and a description of the strategy for resolving it that has the possibility of resulting in a Material Adverse Effect; and

(f)                                   Expenses. Pay upon demand all reasonable out-of-pocket expenses of Buyer (including fees and disbursements of counsel) incident to the transactions contemplated by the Repurchase Facility Documents, including, but not limited to, the preparation and negotiation of the Repurchase Facility Documents, any amendments to or waivers of the provisions of the Repurchase Facility Documents, the protection of the rights of Buyer under the Repurchase Facility Documents, the enforcement of payment of the Secured Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other proceedings involving Seller, and the reasonable fees and disbursements of counsel to Buyer in connection with the preparation and negotiation of the Repurchase Facility Documents. The obligations of Seller under this Section 11(f) shall be effective and enforceable whether or not any Eligible Repo Asset or any other Repo Asset is purchased by Buyer hereunder and shall survive payment of the Secured Obligations. Attorneys’ fees and disbursements incurred in enforcing, or on appeal from, a judgment pursuant hereto shall be recoverable separately from and in addition to any other amount included in such judgment, and this clause is intended to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

(g)                                  Repurchase Facility Documents. Comply with and observe all terms and conditions of the Repurchase Facility Documents.

(h)                                 Insurance. Obtain and maintain insurance with responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated, including, without limitation, errors and omissions coverage and fidelity coverage in form and substance acceptable under FNMA or FHLMC guidelines, and furnish Buyer on request full information as to all such insurance.

(i)                                     Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its Indebtedness (including taxes), except Indebtedness being contested in good faith by appropriate proceedings and for which provision is made to the satisfaction of Buyer for the payment thereof in the event Seller is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by Seller.

(j)                                    Change in Management. Seller shall provide to Buyer: (1) not less than ten Business Days’ prior written notice (in circumstances in which such prior notice is possible), of any anticipated Change of Management and immediate written notice of any unanticipated Change of Management, and (2) in no event later than ten Business Days following the provision of the notice required pursuant to subsection (1) of this Section 11(k), a detailed management succession plan for Seller in form and substance acceptable to Buyer.

(k)                                 No Adverse Claims. Seller warrants and will defend, and shall cause any Servicer to defend, the right, title and interest of Buyer in and to all Purchased Repo Assets against all material adverse claims and demands.

(l)                                     Security Interest. Seller shall do all things necessary to preserve the Repo Assets so that they remain subject to a first priority perfected security interest hereunder. Without limiting the foregoing, Seller will comply with all rules, regulations and other laws of any Governmental Authority and cause the Repo Assets to comply with all applicable rules, regulations and other laws. Seller will not allow any default for which Seller is responsible to occur under any Repo Assets or any Repurchase Facility Document and Seller shall fully perform or cause to be performed when due all of its obligations under any Repo Assets and any Repurchase Facility Document.

(m)                             Taxes. Seller and each Guarantor shall timely file all tax returns that are required to be filed by them and shall timely pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property, as well as any other lawful claims which, if unpaid, might become a Lien upon such properties or any part thereof, prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

(n)                                 True and Correct Information. All information, reports, exhibits, schedules, financial statements or certificates of Seller, Guarantor, or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller and Guarantors are and will be true and complete and do not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required financial statements, information and reports delivered by Seller and each Guarantor to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP.

(o)                                 Quality Control. Seller shall maintain an internal quality control program that verifies, on a regular basis, the existence and accuracy of all legal documents, credit documents, property appraisals, and underwriting decisions related to Mortgage Loans and shall provide a report on the results of such quality control program to Buyer upon Buyer’s request. Such program shall be capable of evaluating and monitoring the overall quality of Seller’s loan production and servicing activities. Such program shall (i) ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; (ii) guard against dishonest, fraudulent, or negligent acts; and (iii) guard against errors and omissions by officers, employees, or other authorized persons.

(p)                                 Most Favored Status. Seller, Guarantor and the Buyer each agree that should Seller or Guarantor enter into a repurchase agreement or credit facility with any Person other than the Buyer or an Affiliate of the Buyer which by its terms provides for increased financial covenants (a “More Favorable Agreement”), the terms of this Agreement shall be deemed automatically amended to increase the financial covenants herein to match the covenants contained in such More Favorable Agreement. The Seller, the Guarantors, and the Buyer further agree to execute and deliver any new guaranties, agreements or amendments to this Agreement evidencing such provisions, provided that the execution of such amendment shall not be a precondition to the effectiveness of such amendment, but shall merely be for the convenience of the parties hereto. Promptly upon Seller or any Guarantor or any Affiliate thereof entering into a repurchase agreement or other credit facility with any Person other than the Buyer, the Seller shall deliver to the Buyer a true, correct and complete copy of such repurchase agreement, loan agreement, guaranty or other financing documentation.

(q)                                 Additional Repurchase or Warehouse Facility. Seller shall maintain throughout the term of this Agreement, with a nationally recognized and established counterparty (other than Buyer) one or more loan repurchase or warehouse facilities for wet and dry mortgage loans of a credit quality similar to the Repo Assets to be purchased hereunder, acquired by Seller, in an aggregate amount not less than $3,000,000.00, which facility or facilities shall provide a secondary source of funding for the types of loans set forth in the Variable Terms Letter and have terms and conditions comparable to those provided under this Agreement, including as to the financial condition of Seller, such that Seller’s business is not dependent upon Buyer funding any individual mortgage loan and Seller’s determination whether or not to fund any individual mortgage loan is not dependent upon Buyer purchasing such Mortgage Loan pursuant to this Agreement.

(r)                                    Anti-Money Laundering (“AML”) and Suspicious Activity Report (“SAR”) programs. Comply with the FinCEN Rules at 31 CFR Part 1029—Loan or Finance Companies, as applicable to a “residential mortgage lenders and originators,” as defined at 31 CFR section 1010.100(lll). Seller acknowledges that its activities under this Agreement come within the definition of a “residential mortgage loan originator” under the FinCEN Rules.

(1)                                 Seller shall adopt an AML program and provide Buyer with evidence of the program. The AML program shall include the following:

(i)                                     Policies, procedures and internal controls based upon Seller’s assessment of money laundering and terrorist financing risks associated with products and services offered or provided by Seller;

(ii)                                  Designate a compliance officer responsible for ensuring that the AML program: (A) is implemented effectively, including monitoring compliance by Seller’s agents and brokers with obligations under the program;

(B) is updated as necessary; and (C) provides for on-going training of appropriate personnel;

(iii)                               Provide for independent testing, including testing to determine compliance of Seller’s agents and brokers with obligations under the program; and

(iv)                              The program must be approved by Seller’s senior management and a copy must be made available to FinCEN or Buyer upon request.

(2)                                 Seller shall file SARs with FinCEN as required by 31 CFR section 1029.320. Where permitted or required by FinCEN Rules such filing may be in electronic form. Seller shall keep all SARs strictly confidential and shall not copy or show them to Buyer or any other third party unless expressly permitted by FinCEN Rules.

12.                               Audit Rights. Seller grants the Buyer the right to regularly audit Seller to ensure ongoing compliance with the AML and SAR requirements. Upon request, Seller will provide Buyer with access to audit reports, policies, procedures, certifications, training records, and any other documentation that may be necessary in order for Buyer to satisfy this requirement.

13.                               Negative Covenants. Seller hereby covenants and agrees with Buyer that, as long as this Agreement remains in effect and any Secured Obligations remain unpaid, Seller shall not at any time, directly or indirectly:

(a)                                 Liens. Create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever upon any of the Repo Assets whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Agreement; nor shall Seller cause any of the Repo Assets to be sold, pledged, assigned or transferred except as permitted hereunder.

(b)                                 Indebtedness. Create, incur, assume or suffer to exist, or otherwise become or be liable in respect of, any Indebtedness except Permitted Indebtedness.

(c)                                  Consolidation and Merger. Liquidate or dissolve or enter into any consolidation, merger, partnership, joint venture, syndicate or other combination, except that Seller may be consolidated with or merged with any corporation, provided that (1) in any such merger or consolidation Seller shall be the surviving or resulting corporation and (2) immediately after the effectiveness of such merger or consolidation there shall not have occurred and be continuing an Event of Default.

(d)                                 Acquisitions. Purchase or acquire or incur liability for the purchase or acquisition of any or all of the assets or business of any Person.

(e)                                  Payment of Dividends. Permit Guarantor to declare or pay any dividends or make other cash distributions upon its shares of capital stock or other equity interests now or hereafter outstanding or make any other distribution of assets to its stockholders in their capacity as such, whether in cash, property or securities other than Permitted Distributions.

(f)                                   Purchase or Retirement of Stock. Permit Guarantor to acquire, purchase, redeem or retire any shares of its capital stock or other equity interests now or hereafter outstanding, where such transaction would cause Guarantor to breach any of its financial covenants after the transaction.

(g)                                  Sale or Transfer of Stock. Sell or transfer any shares of its capital stock or other equity interests now or hereafter outstanding.

(h)                                 Investments; Advances. Make or commit to make any advance, loan or extension of credit (other than Mortgage Loans made by Seller in the ordinary course of its mortgage banking business) or capital contribution to, or purchase any stocks, bonds, notes, debentures or other securities of, or make any other investment in, any Person other than (1) Permitted Investments and (2) advances (other than mortgage loans in the ordinary course of business) to related third parties including officers, shareholders, directors, employees, Affiliates and Subsidiaries of the Seller in an aggregate amount not to exceed $50,000 per Person at any time outstanding.

(i)                                     Sale of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its assets (other than obsolete or worn out property), whether now owned or hereafter acquired, other than in the ordinary course of business as presently conducted and at fair market value (it being expressly agreed and understood that the sale or other disposition of mortgage loans with or without servicing released and of mortgage servicing rights is in the ordinary course of business).

(j)                                    Limitation on Other Business. Engage in any business other than mortgage lending.

(k)                                 Affiliate Transactions. In no event shall Seller utilize or retain any closing agent, escrow agent, closing attorney or title insurer that is an Affiliate without the prior written consent of Buyer.

(l)                                     Accounting and Reporting Practices. Change its accounting practices from those existing on the date of this Agreement other than as required pursuant to GAAP or change the methodology of its reporting practices.

(m)                             Financial Covenants.

(1)                                 Maintenance of Tangible Net Worth. Permit, at any time, the Tangible Net Worth of Guarantor to be less than the amount required in the Variable Terms Letter under the heading “Minimum Required Tangible Net Worth.”

(2)                                 Current Ratio. Permit Guarnator’s Current Ratio to be less than the amount required in the Variable Terms Letter under the heading “Minimum Required Current Ratio” at any time.

(3)                                 Profitability. Permit, for any test period, Net Income of Guarantor for such test period, before income taxes for such test period and distributions made during such test period, to be below the requirement listed in the Variable Terms Letter under the heading “Profitability.”

(4)                                 Leverage Ratio. Permit Guarantor’s ratio of Total Liabilities over Tangible Net Worth to be greater than the requirement listed in the Variable Terms Letter under the heading “Maximum Permitted Leverage Ratio” at any time.

(5)                                 Maintenance of Liquidity. Permit at any time cash and Cash Equivalents (excluding restricted cash or cash pledged to any Person) of Guarantor to be less than the requirement listed in the Variable Terms Letter under the heading “Minimum Required Liquidity.”

(n)                                 Material Change to Business. Neither Seller nor any Guarantor shall make any material change in the nature of its business as carried on at the date hereof.

(o)                                 Underwriting Guidelines. Without the prior written consent of Buyer, Seller shall not amend or otherwise modify the Underwriting Guidelines. Without limiting the foregoing, in the event that Seller makes any amendment or modification to the Underwriting Guidelines, Seller shall promptly deliver to Buyer a complete copy of the amended or modified Underwriting Guidelines.

(p)                                 Chief Executive Office; Jurisdiction of Organization. Seller shall not move its chief executive office from the address referred to in Section 10(o) or change its jurisdiction of organization from the jurisdiction referred to in Section 10(o) unless it shall have provided Buyer 30 days’ prior written notice of such change.

(q)                                 Plan Assets. Neither Seller nor any Guarantor shall be an employee benefit plan as defined in Section 3 of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code and the Seller shall not use “plan assets” within the meaning of 29 CFR §2510.3 101, as amended by Section 3(42) of ERISA to engage in this Agreement or any Transaction hereunder. Transactions by or with Seller or any Guarantor shall not be subject to any state or local statute regulating investments of or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA.

(r)                                    Guarantees. Seller shall not create, incur, assume or suffer to exist any Guarantees, except (i) to the extent reflected in Seller’s financial statements or notes thereto and (ii) to the extent the aggregate Guarantees of Seller do not exceed $100,000.

14.                               Events of Default. Upon the occurrence of any of the following events (each, an “Event of Default”):

(a)                                 Seller fails to transfer Purchased Repo Assets upon the applicable Purchase Date; or

(b)                                 Seller fails to repurchase Purchased Repo Assets by the Targeted Repurchase Date for such Purchased Repo Assets; or

(c)                                  Seller shall fail to pay the Price Differential and/or the Repurchase Price on the date when due; or

(d)                                 (i) Seller shall fail to maintain its organizational existence or (ii) shall default in the observance or performance of any covenant or agreement contained in Sections 11(a), (b), (c), (h), (i), (m), (o), or (q) above or Section 12 above or (iii) shall fail to comply with

Section 4 above and, with respect to this clause (iii) only, such failure to comply with such Section shall remain unremedied for a period of five (5) days; or

(e)                                  Seller shall breach any other covenant contained in the Repurchase Facility Documents and such breach shall continue unremedied for a period of twenty (20) days; or

(f)                                   An Act of Insolvency occurs with respect to Seller or Guarantor; or

(g)                                  Any representation made by Seller under any Repurchase Facility Documents shall have been inaccurate or incomplete in any material respect when made or repeated or deemed to have been made or repeated; or

(h)                                 Seller or any of its Subsidiaries shall default in any payment of principal of or interest on any Indebtedness in an aggregate amount in excess of $10,000.00 (other than the Secured Obligations) or any other event shall occur, the effect of which other event is to permit such Indebtedness to be declared or otherwise to become due prior to its stated maturity; or

(i)                                     (1) Seller, any Guarantor or any ERISA Affiliate of such Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code) involving any Plan, (2) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (1) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for ten days after notice of such Reportable Event pursuant to Section 4043(a), (c) or (d) of ERISA is given or the continuance of such proceedings for ten (10) days after commencement thereof, as the case may be, (4) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (5) any withdrawal liability to a Multiemployer Plan shall be incurred by Seller or any Commonly Controlled Entity, or (6) any other event or condition shall occur or exist; and in each case in clauses (1) through (5) above, such event or condition, together with all other such events or conditions, if any, could subject Seller or any Subsidiary to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Seller and its consolidated Subsidiaries, taken as a whole; or

(j)                                    One or more judgments or decrees in an amount in excess of $25,000.00 or aggregating more than $100,000.00 shall be entered against Seller or any of its Subsidiaries involving claims not paid or fully covered by insurance and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof; or

(k)                                 Any of the Guarantors shall fail to perform any of its obligations under its guaranty of the Secured Obligations or shall notify Buyer of its intention, or shall otherwise attempt, to rescind, modify, terminate or revoke its guaranty with respect to future transactions or otherwise, or any material representation or warranty made by any Guarantor under any Repurchase Facility Document shall be inaccurate or incomplete in any respect on or as of the date made; or all or any substantial part of the property of Seller shall be condemned, seized or otherwise appropriated, or custody or control of such property shall be assumed by any Governmental Authority and shall be retained for a period of thirty (30) days or more; or

(l)                                     Buyer shall cease to either own all rights in each Purchased Repo Asset or have a first priority perfected security interest in such Purchased Repo Asset; or

(m)                             There shall occur a Material Adverse Effect; or

(n)                                 There shall occur a Change of Control; or

(o)                                 Seller or Guarantor shall be in default under any warehouse or repurchase facility or other credit facility or other Indebtedness, in the aggregate, in excess of $5,000,000.00, or (b) 50% of the Tangible Net Worth of Seller, any Guarantor or any Affiliate thereof which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness; or

(p)                                 Assignment or attempted assignment by Seller or any Guarantor of this Agreement or any rights hereunder without first obtaining the specific written consent of Buyer, or the granting by Seller of any security interest, lien or other encumbrances on any Purchased Repo Assets to any person other than Buyer; or

(q)                                 Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority (1) shall have imposed any limitations on any business licenses of Seller or Guarantor (2) shall have imposed any civil monetary penalties against Seller or Guarantor in excess of $100,000 or (3) shall have issued any cease and desist orders against Seller or Guarantor; or

(r)                                    Any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the Property of Seller or Guarantor, or shall have taken any action to displace the management of Seller or Guarantor or to curtail its authority in the conduct of the business of Seller or Guarantor, or takes any action in the nature of enforcement to remove, limit or restrict the approval of Seller as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and such action provided for in this Section 15(s) shall not have been discontinued or stayed within 30 days; or

(s)                                   An officer of Seller or any Guarantor shall admit its inability to, or its intention not to, perform any of Seller’s obligations hereunder or any Guarantor’s obligations hereunder or under the Guaranty; or

(t)                                    This Agreement shall for any reason cease to create a valid, first priority security interest in any material portion of the Purchased Repo Assets purported to be covered hereby; or

(u)                                 Seller’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of Seller as a “going concern” or a reference of similar import.

THEN:

(1)                                 Buyer may, at its option (which option shall be deemed to have been exercised immediately upon the occurrence of an Act of Insolvency), declare an Event of Default to have occurred hereunder and, upon the exercise or deemed exercise of such option, the Repurchase Date for each Transaction hereunder shall, if it has not already occurred, be deemed immediately to occur (except that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction shall be deemed immediately canceled). Buyer shall (except upon the occurrence of an Act of Insolvency) give notice to Seller of the exercise of such option as promptly as practicable,

(2)                                 If Buyer exercises or is deemed to have exercised the option referred to in subsection (1) above, Seller’s obligations in such Transactions to repurchase all Purchased Repo Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (1) above, shall thereupon become immediately due and payable, all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder, and Seller shall immediately deliver to Buyer any Purchased Repo Assets subject to such Transactions then in Seller’s possession or control.

(3)                                 If Buyer exercises or is deemed to have exercised the option referred to in subsection (1) above, Buyer, without prior notice to Seller, may immediately sell or otherwise dispose of any Purchased Repo Asset at one or more public or private sales or otherwise to any investor or purchaser as determined by Buyer in its sole discretion, whether or not such Purchased Repo Asset is present at the place of sale, for cash or credit or future delivery and without assumption of any credit risk, on such terms and in such manner as Buyer may determine in its sole discretion.

(4)                                 Seller shall be liable to Buyer for (i) the amount of all legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel (including the costs of internal counsel of Buyer) incurred by Buyer in connection with or as a result of an Event of Default, (ii) damages in an amount equal to the cost (including all fees, expenses and commissions) of entering into replacement in connection with or as a result of an Event of Default, and (iii) any other loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction. Expenses incurred in connection with an Event of Default shall include without limitation those costs and expenses reasonably incurred by Buyer as a result of the early termination of any repurchase agreement or reverse repurchase agreement entered into by Buyer in connection with the Transaction then in default.

(5)                                 Buyer also shall have the right to obtain physical possession, and to commence an action to obtain physical possession, of all records and files of Seller relating to the Purchased Repo Assets and all documents relating to the Purchased Repo Assets (including, without limitation, any legal, credit or servicing files with respect to the Purchased Repo Assets)

which are then or may thereafter come in to the possession of Seller or any third party acting for Seller.

(6)                                 All rights of Seller to receive payments which it would otherwise be authorized to receive pursuant to Section 5 above shall cease, and all such rights shall thereupon become vested in Buyer, which shall thereupon have the sole right to receive such payments and apply them to the aggregate unpaid Repurchase Price owed by Seller. All payments that are received by Seller contrary to the provisions of the preceding sentence shall be received in trust for the benefit of Buyer and shall be segregated from other funds of Seller and immediately paid over to Buyer.

(7)                                 Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or applicable law or in equity, including, but not limited to, the right to have a receiver appointed over Seller and/or its assets, the right to realize upon any or all of its security, and to do so in any order. Furthermore, the rights and remedies set forth in this Section 13 are not exclusive, and Buyer may avail itself of any individual right or remedy set forth in this Agreement, or available at law or in equity, without utilizing any other right or remedy.

(8)                                 Buyer is hereby appointed to act as the attorney-in-fact of Seller for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that Buyer may deem necessary to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest; provided, however, that Buyer shall not exercise such attorney-in-fact unless there shall have occurred and be continuing an Event of Default. Without limiting the generality of the foregoing, Buyer shall have the right and power after the occurrence and during the continuation of any Event of Default to receive, endorse and collect all checks made payable to the order of Seller representing any payment on account of the principal of or interest on any of the Purchased Repo Assets and to give full discharge for the same.

(9)                                 Upon the happening of one or more Events of Default, Buyer may apply any proceeds from the liquidation of the Purchased Repo Assets to the Repurchase Prices hereunder and all other obligations of Seller hereunder in the manner Buyer deems appropriate in its sole discretion.

(10)                          To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller under this subsection (10) shall accrue at a rate equal to the Past Due Rate.

(11)                          Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and Seller hereby expressly waives any defenses Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Repo Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(12)                          Buyer shall have the right to perform reasonable due diligence with respect to Seller and the Purchased Repo Assets, which review shall be at the expense of Seller.

15.                               Single Agreement. Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, each of Buyer and Seller agrees (a) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (b) that each of them shall be entitled to set off claims and apply property held by them in respect of any Transaction against obligations owing to them in respect of any other Transactions hereunder and (c) that payments, deliveries and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

16.                               Notices and Other Communications. Except as otherwise expressly provided herein, all notices, statements, demands or other communications hereunder may be given by a party to the other by confirmed facsimile, certified mail, or nationally recognized overnight courier to the address specified in the Variable Terms Letter, or so sent to such party at any other place specified in a notice of change of address hereafter received by the other.

17.                               Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

18.                               Non-Assignability; Termination. The rights and obligations of Seller under this Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer, and any such assignment without the prior written consent of Buyer shall be null and void. Subject to the foregoing this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

This Agreement and all Transactions outstanding hereunder shall terminate automatically without any requirement for notice on the Purchase Contract Expiration Date set forth in the Variable Terms Letter; provided, however, that this Agreement and any Transaction outstanding hereunder may be extended by mutual agreement of Buyer and Seller given in each such party’s sole and absolute discretion.

19.                               Governing Law. This Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflict of law principles thereof.

20.                               No Waivers, Etc. No express or implied waiver of any Event of Default by either party shall constitute a waiver of any other Event of Default and no exercise of any remedy hereunder by any party shall constitute a waiver of its right to exercise any other remedy hereunder. No modification or waiver of any provision of this Agreement and no consent by any party to a departure herefrom shall be effective unless and until such shall be in writing and duly executed by both of the parties hereto. Without limitation on any of the foregoing, the failure to give a notice pursuant to Section 4(a) hereof will not constitute a waiver of any right to do so at a later date.

21.                               Use of Employee Plan Assets.

(a)                                 If assets of an employee benefit plan subject to any provision of the Employee Retirement Income Security Act of 1974 (“ERISA”) are intended to be used by either party hereto (the “Plan Party”) in a Transaction, the Plan Party shall so notify the other party prior to the Transaction. The Plan Party shall represent in writing to the other party that the Transaction does not constitute a prohibited transaction under ERISA or is otherwise exempt therefrom, and the other party may proceed in reliance thereon but shall not be required so to proceed.

(b)                                 Subject to the last sentence of subsection (a) of this Section, any such Transaction shall proceed only if Seller furnishes or has furnished to Buyer its most recent available audited statement of its financial condition and its most recent subsequent unaudited statement of its financial condition.

(c)                                  By entering into a Transaction pursuant to this Section, Seller shall be deemed (i) to represent to Buyer that since the date of Seller’s latest such financial statements, there has been no change in Seller’s financial condition which Seller has not disclosed to Buyer that has resulted, or is reasonably likely to result in a Material Adverse Effect, and (ii) to agree to provide Buyer with future audited and unaudited statements of its financial condition as they are issued, so long as it is a Seller in any outstanding Transaction involving a Plan Party.

22.                       Intent.

(a)                                 The parties recognize that each Transaction is a “repurchase agreement” as that term is defined in Section 101 of Title 11 of the United States Code, as amended, and a “securities contract” as that term is defined in Section 741 of Title 11 of the United States Code, as amended.

(b)                                 It is understood that either party’s right to liquidate Eligible Repo Assets delivered to it in connection with Transactions hereunder or to exercise any other remedies pursuant to Section 13 hereof is a contractual right to liquidate such Transaction as described in Sections 555 and 559 of Title 11 of the United States Code, as amended.

(c)                                  The parties agree and acknowledge that if a party hereto is an “insured depository institution,” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in FDIA and any rules, orders or policy statements thereunder (except insofar as the type of assets subject to such Transaction would render such definition inapplicable).

(d)                                 It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any Transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation”, respectively, as defined in and subject to FDICIA (except insofar as one or both of the parties is not a “financial institution” as that term is defined in FDICIA).

(e)                                  This Agreement is intended to be a “repurchase agreement” and a “securities contract,” within the meaning of Section 555 and Section 559 under the Bankruptcy Code.

(f)                                   Each party agrees that this Agreement is intended to create mutuality of obligations among the parties, and as such, the Agreement constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

23.                       Disclosure Relating to Certain Federal Protections. The parties acknowledge that they have been advised that:

(a)                                 In the case of Transactions in which one of the parties is a broker or dealer registered with the Securities and Exchange Commission (“SEC” under Section 15 of the Securities Exchange Act of 1934 (“1934 Act”), the Securities Investor Protection Corporation has taken the position that the provisions of the Securities Investor Protection Act of 1970 (“SIPA”) do not protect the other party with respect to any Transaction hereunder;

(b)                                 In the case of Transactions in which one of the parties, is a government securities broker or a government securities dealer registered with the SEC under Section 13C of the 1934 Act, SIPA will not provide protection to the other party with respect to any Transaction hereunder; and

(c)                                  In the case of Transactions in which one of the parties is a financial institution, funds held by the financial institution pursuant to a Transaction hereunder are not a deposit and therefore are not insured by the Federal Deposit Insurance Corporation or the National Credit Union Share Insurance Fund, as applicable.

24.                               Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

25.                               Amendment. Neither this Agreement nor any of the other Repurchase Facility Documents may be amended and no provision thereof may be waived except in a writing duly executed by Buyer and Seller.

26.                               Indemnification. In addition to the payment of expenses pursuant to Section 11(f) above, whether or not the transactions contemplated hereby shall be consummated, Seller hereby agrees to indemnify Buyer and its officers, directors, employees, agents, bailees, custodians and representatives (the “Indemnitees”) and hold the Indemnitees harmless from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including, without limitation, attorneys’ fees) of any kind whatsoever which may at any time be imposed on, assessed against or incurred by the Indemnitees in any way (1) relating to or arising out of the Repurchase Facility Documents or any documents contemplated by or referred to therein or in the transactions contemplated hereby or thereby or any action taken or omitted to be taken by any Indemnitee in connection with the foregoing; provided, however, that Seller shall not be liable for any portion of any such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs or disbursements arising out of or resulting from the gross negligence or willful misconduct of any Indemnitee, or (2) in any manner resulting from any action taken or omitted to be taken by any Indemnitee with respect to the Repo Assets in accordance with the written instruction of Seller given as permitted hereunder. The indemnification obligations of Seller under this Section 26 shall survive termination of this Agreement and payment in full of the Secured Obligations. Attorneys’ fees and disbursements incurred in enforcing, or on appeal from, a judgment pursuant hereto shall be recoverable separately from and in addition to any other amount included in such judgment, and this clause is intended to be severable from the other provisions of this Agreement and to survive and not be merged into such judgment.

27.                               Sharing of Information. Seller hereby acknowledges and agrees that Buyer may from time to time share information related to its business activities, including but not limited to information related to Seller and the repurchase facility evidenced by this Agreement, with one or more of Buyer’s lenders and/or investors and with Buyer’s Affiliates. Such shared information may include, among other things, items considered confidential or proprietary, such as financial statements, credit and operational data, and investor relationships, in each case involving Seller, its officers, directors, principals and/or any Guarantor.

28.                               Conditions Precedent.

(a)                                 As conditions precedent to the effectiveness hereof and to the initiation of the first Transaction hereunder:

(1)                                 Seller and Guarantors, as applicable, shall have delivered or shall have caused to be delivered to Buyer, in form and substance satisfactory to Buyer, each of the following:

(i)                                     A duly executed copy of this Agreement and the Variable Terms Letter, with, in the case of the Variable Terms Letter, all required Schedules thereto approved by Buyer and attached;

(ii)                                  A duly executed copy of a Guaranty from the Guarantors;

(iii)                               Originals of the fully executed Repurchase Facility Documents;

(iv)                              Duly executed copies of all financing statements and other documents, instruments and agreements deemed necessary or appropriate by Buyer to create in favor of Buyer a first priority perfected security interest in and lien upon the Repo Assets;

(v)                                 Certified copies of resolutions or other applicable authorizing documentation of each of Seller and each Guarantor as Buyer shall require of Seller, each Guarantor and any Person holding an interest in Seller or a Guarantor, approving the execution and delivery of, as applicable, all Repurchase Facility Documents to which such Person is party and authorizing the transactions contemplate by this Agreement or such other matters as Buyer shall require;

(vi)                              True and correct copies of Seller’s and each Guarantor’s organizational documents (including, without limitation, the duly filed, certified and/or executed documents or instruments evidencing or confirming the lawful formation and existence of Seller, each Guarantor and such other Persons, and all written consents and certifications required by Buyer from Persons having management and/or ownership interests in Seller, each Guarantor and/or such other Persons), certificate(s) of fictitious business name, and financial statements, all of which documents must be first reviewed and approved by Buyer, its counsel, or both;

(vii)                           A certificate of an executive officer of Seller in the form of that attached hereto as Exhibit B dated as of the date of this Agreement;

(viii)                        A certified copy of a good standing certificate from the jurisdiction of organization of Seller, dated as of no earlier than the date ten (10) Business Days prior to the Purchase Date with respect to the initial Transaction hereunder;

(ix)                              A true and correct copy of the Underwriting Guidelines;

(x)                                 Evidence that Seller has added Buyer as an additional loss payee under the Seller’s Fidelity Insurance;

(xi)                              If required by Buyer, an opinion of counsel to Seller in form and substance and issued by counsel reasonably satisfactory to Buyer; and

(xii)                           All Required Fees required to be paid prior to or on the initial Purchase Date in immediately available funds.

(2)                                 All acts and conditions precedent (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened prior to the execution, delivery and performance of the Repurchase Facility Documents and to constitute the same legal, valid and binding obligations, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in due and strict compliance with all applicable laws.

(3)                                 All documentation, including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Repurchase Facility Documents, shall be satisfactory in form and substance to Buyer and its counsel.

(b)                                 As conditions precedent to each Transaction hereunder, including the first Transaction:

(1)                                 There shall have been delivered to Buyer a Purchase Request therefor:

(2)                                 The representations and warranties of Seller and the Guarantors contained in the Repurchase Facility Documents shall be accurate and complete in all respects as if made on and as of the Purchase Date thereof;

(3)                                 There shall not have occurred and be continuing an Event of Default;

(4)                                 Following the funding of the requested Transaction, the aggregate outstanding Purchase Price of Purchased Repo Assets sold to and owned by Buyer will not exceed the Aggregate Purchase Price Limit;

(5)                                 Without limiting the generality of Section 35 hereof, Buyer shall have completed, to its satisfaction, its due diligence review of the related Mortgage Loans and Seller, Guarantors and the Servicer.

(6)                                 None of the following shall have occurred and/or be continuing:

(i)                                     an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by mortgage loans or securities or an event or events shall have occurred resulting in Buyer not being able to finance Purchased Repo Assets through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(ii)                                  an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by mortgage loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by mortgage loans at prices which would have been reasonable prior to such event or events; or

(iii)                               there shall have occurred a change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement or that has resulted, or is reasonably likely to result in a Material Adverse Effect.

and

(7)                                 Except with respect to Wet Mortgage Loans, the Mortgage Loan Documents for the Eligible Repo Assets subject to such Transaction shall have been received by Buyer.

By delivering a Purchase Request to Buyer hereunder, Seller shall be deemed to have represented and warranted the accuracy and completeness of the statements set forth in subsections (b)(2) through (b)(5) above.

29.                               Requirement of Law.

(a)                                 If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and bylaws or other organizational or governing documents) including those regarding capital adequacy, or any change in the interpretation or application of any Requirement of Law thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental

Authority made subsequent to the date hereof:

(1)                                 shall subject Buyer to any Tax or increased Tax of any kind whatsoever or change the basis of taxation of payments to Buyer;

(2)                                 shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer;

(3)                                 shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, or shall have the effect of reducing Buyer’s rate of return then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable on an after-tax basis.

(b)                                 If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and bylaws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

(c)                                  If Buyer becomes entitled to claim any additional amounts pursuant to this Section 28, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

30.                               Custodian. Seller may elect, in its reasonable discretion, to nominate a custodian (the “Custodian”) to settle the transactions contemplated hereby. Seller shall direct all future deliveries of documents and funds hereunder to such Custodian at the address/wiring instructions furnished to Seller in writing by the Custodian. Seller shall accept performance by such Custodian as if it were performance by Buyer hereunder. Seller hereby acknowledges that Custodian, if any, is acting as agent for, and for the benefit of, Buyer and/or its assignees.

31.                               Waiver of Right to Trial by Jury; Judicial Reference in the event of Jury Trial Waiver Unenforceability. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION THEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED

OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY. NOTWITHSTANDING THE FOREGOING TO THE CONTRARY, IN THE EVENT THAT THE JURY TRIAL WAIVER CONTAINED HEREIN SHALL BE HELD OR DEEMED TO BE UNENFORCEABLE, EACH PARTY HERETO HEREBY EXPRESSLY AGREES TO SUBMIT TO JUDICIAL REFERENCE ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING HEREUNDER FOR WHICH A JURY TRIAL WOULD OTHERWISE BE APPLICABLE OR AVAILABLE. PURSUANT TO SUCH JUDICIAL REFERENCE, THE PARTIES AGREE TO THE APPOINTMENT OF A SINGLE REFEREE AND SHALL USE THEIR BEST EFFORTS TO AGREE ON THE SELECTION OF A REFEREE. IF THE PARTIES ARE UNABLE TO AGREE ON A SINGLE REFEREE, A REFEREE SHALL BE APPOINTED BY THE COURT TO HEAR ANY DISPUTES HEREUNDER IN LIEU OF ANY SUCH JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT THE APPOINTED REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES IN THE APPLICABLE ACTION OR PROCEEDING, WHETHER OF FACT OR LAW, AND SHALL REPORT A STATEMENT OF DECISION THEREON; PROVIDED, HOWEVER, THAT ANY MATTERS WHICH WOULD NOT OTHERWISE BE THE SUBJECT OF A JURY TRIAL WILL BE UNAFFECTED BY THIS WAIVER AND THE AGREEMENTS CONTAINED HEREIN. THE PARTIES HERETO HEREBY AGREE THAT THE PROVISIONS CONTAINED HEREIN HAVE BEEN FAIRLY NEGOTIATED ON AN ARM’S-LENGTH BASIS, WITH BOTH SIDES AGREEING TO THE SAME KNOWINGLY AND BEING AFFORDED THE OPPORTUNITY TO HAVE THEIR RESPECTIVE LEGAL COUNSEL CONSENT TO THE MATTERS CONTAINED HEREIN. ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY AND THE AGREEMENTS CONTAINED HEREIN REGARDING THE APPLICATION OF JUDICIAL REFERENCE IN THE EVENT OF THE INVALIDITY OF SUCH JURY TRIAL WAIVER.

Seller and Buyer have initialed this Section 29 to further indicate their awareness and acceptance of each and every provision hereof.

/s/ Sreeniwas V. Prabhu	/s/ Zoila Price
Seller’s Initials	Buyer’s Initials

32.                               Funding. Buyer shall be entitled to fund all or any portion of the Purchase Price for Purchased Repo Assets in any manner it may determine in its sole discretion, including, without limitation, in any market or from any source within or outside the United States. Seller expressly acknowledges that, in agreeing to purchase Eligible Repo Assets hereunder, Buyer has been or may in the future be extended credit by other financial institutions, and that Buyer’s commitment to purchase Eligible Repo Assets hereunder is expressly contingent upon the continued funding of Buyer by such financial institutions. Notwithstanding any other provisions of this Agreement, in the event that Buyer is unable to procure or receive funding from its customary and usual sources whether by virtue of a default by Buyer under its financing arrangements, the inability or unwillingness of a financial institution to extend credit to Buyer, or a disruption in the lending market for mortgage loans or the repurchase market for warehousing arrangements (1) any commitment by Buyer hereunder to purchase Eligible Repo Assets as contemplated by this Agreement shall forthwith be terminated, (2) the Repurchase Date shall automatically be deemed to have occurred upon the earlier of (x) the date required by any financial institution providing funds to Buyer, (y) sale of the Purchased Repo Assets then held by Buyer in accordance with the terms of this Agreement and (z) the date as of which Buyer determines that to continue owning such Purchased Repo Assets is infeasible or impractical, in view of Buyer’s other business requirements and funding priorities. The provisions hereof shall survive the termination of this Agreement and payment of all other Obligations.

33.                               Nature and Place of Payments; Authorization to Debit. All payments required to be made by Seller hereunder shall be made without setoff or counterclaim in lawful money of the United States of America in immediately available same day funds, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority. Any payment not received by Buyer by 2:30 p.m. (Pacific time) on the day of payment (other than with respect to those payments made pursuant to Section 4), will be considered to have been made on the next succeeding business day and the amount of the required payment shall be recalculated to include such extended period. If any payment required to be made by Seller hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and the amount of the required payment shall be recalculated to include such extended period. All payments required to be made by Seller hereunder shall be made to such office or account as Buyer shall from time to time designate. Upon the occurrence and during the continuance of an Event of Default, Seller hereby expressly authorizes Buyer, and appoints Buyer as its attorney- in-fact, to instruct the applicable depositary institution to debit any accounts maintained by Seller with such depositary institution in respect of payments required hereunder.

34.                               Authorization to Verify Transactions. Seller hereby irrevocably authorizes Buyer to independently confirm the existence, status and terms of Mortgage Loans proposed by Seller for purchase by Buyer hereunder prior to such purchase. No investigation by Buyer shall in any manner or to any extent affect the rights, powers and remedies of Buyer under the Repurchase Facility Documents, including, without limitation, with respect to the breach of representations and warranties made by Seller with respect to any Mortgage Loan, regardless of whether such investigation disclosed or should have disclosed to Buyer information inconsistent with such representations and warranties.

35.                               Set-off. In addition to any rights and remedies of the Buyer hereunder and by law, the Buyer shall have the right, without prior notice to the Seller or Guarantors, any such notice being expressly waived by the Seller and Guarantors to the extent permitted by applicable law to set-off and appropriate and apply against any obligation from Seller or Guarantor to Buyer or any of its Affiliates any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from the Buyer or any Affiliate thereof to or for the credit or the account of the Seller or Guarantor. The Buyer agrees promptly to notify the Seller or Guarantor after any such set off and application made by the Buyer; provided that the failure to give such notice shall not affect the validity of such set off and application.

36.                               Periodic Due Diligence Review. Seller and each Guarantor acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Seller and each Guarantor and the Purchased Repo Assets, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, for the purpose of performing quality control review of the Purchased Repo Assets or otherwise, and Seller agrees that upon reasonable (but no less than one (1) Business Day’s) prior notice unless an Event of Default shall have occurred, in which case no notice is required, to Seller, Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, and make copies and extracts of, the Mortgage Files and any and all documents, data, records, agreements, instruments or information relating to such Purchased Repo Assets (including, without limitation, quality control review) in the possession or under the control of Seller. Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Purchased Repo Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Eligible Mortgage Loans from Seller based solely upon the information provided by Seller to Buyer and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to conduct a partial or complete due diligence review on some or all of the Eligible Mortgage Loans purchased in a Transaction, including, without limitation, ordering broker’s price opinions, new credit reports and new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Eligible Mortgage Loan. Buyer may underwrite such Mortgage Loans itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Mortgage Loans in the possession, or under the control, of Seller. Seller further agrees that Seller shall pay all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 35.

37.                               Acknowledgment of Anti-Predatory Lending Policies. Buyer has in place internal policies and procedures that expressly prohibit its purchase of any High Cost Mortgage Loans.

38.                               Documents Mutually Drafted. The Seller and the Buyer agree that this Agreement and each other Repurchase Facility Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

39.                               Acknowledgment. The Seller acknowledges that (i) the internal recordkeeping system used by the Buyer is supplied to the Buyer by an independent third party vendor, (ii) such recordkeeping system contains a number of references to the Buyer as a “lender” and to the Seller as a “borrower”, and to the transactions between the Buyer and the Seller as loan or credit transactions, and (iii) such independent third party vendor has advised the Buyer that it is unable to change such recordkeeping system to reflect the true nature of the arrangement between the Buyer and the Seller (i.e., a repurchase arrangement, and not a credit transaction). The Seller agrees and acknowledges that the arrangement reflected by this Agreement is a repurchase arrangement, and not a credit transaction, regardless of the terminology that the Buyer is compelled to use in its recordkeeping system.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

Angel Oak Mortgage, Inc., as Seller

By:	/s/ Sreeniwas V. Prabhu
Name:	Sreeniwas V. Prabhu
Title:	Managing Partner

Angel Oak Mortgage Fund TRS, as Seller

By:	/s/ Sreeniwas V. Prabhu
Name:	Sreeniwas V. Prabhu
Title:	Managing Partner

Banc of California National Association, as Buyer

By:	/s/ Zoila Price
Name:	Zoila Price
Title:	Managing Director

SCHEDULE 1

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED FIXNFLIP MORTGAGE LOANS, NO ESCROW FIXNFLIP MORTGAGE LOANS, AND NON-QM MORTGAGE LOANS

Seller represents and warrants to Buyer, with respect to each FixNFlip Mortgage Loan, No Escrow FixNFlip Mortgage Loan, or Non-QM Mortgage Loan, that as of the Purchase Date for the purchase of Purchased Repo Assets by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while the Repurchase Facility Documents and any Transaction hereunder is in full force and effect, that the following are true and correct. For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(a)                                 Payments Current. All payments required to be made up to the Purchase Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment required under the Mortgage Loan is Delinquent nor has any payment under the Mortgage Loan been Delinquent at any time since the origination of the Mortgage Loan. The first Monthly Payment shall be made, or shall have been made, with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note.

(b)                                 No Outstanding Charges. All taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Obligor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the proceeds of the Mortgage Loan, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and/or interest thereunder.

(c)                                  Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any material respect, from the date of origination; except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to the Buyer. The substance of any such waiver, alteration or modification has been approved by the title insurer, to the extent required. No Obligor in respect of the Mortgage Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the title insurer, to the extent required by such policy, and which assumption agreement has been delivered to Buyer.

(d)                                 No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Obligor in respect of the Mortgage Loan was a debtor in any state or Federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated. Obligor did not have a prior bankruptcy. Obligor did not previously own property that was the subject of a foreclosure during the time the Obligor was the owner of record. Seller has no knowledge nor has it received any notice that any Obligor in respect of the Mortgage Loan is a debtor in any state or federal bankruptcy or insolvency proceeding. Seller has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Obligor or the Obligor’s credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent or materially adversely affect the value or marketability of the Mortgage Loan.

(e)                                  Hazard Insurance. The Mortgaged Property is insured by a fire and extended perils insurance policy, issued by a Qualified Insurer, and such other hazards as are customary in the area where the Mortgaged Property is located, and to the extent required by Seller as of the date of origination consistent with the Underwriting Guidelines, against earthquake and other risks insured against by Persons operating like properties in the locality of the Mortgaged Property, in an amount not less than the greatest of (i) 100% of the replacement cost of all improvements to the Mortgaged Property, (ii) the outstanding principal balance of the Mortgage Loan, or (iii) the amount necessary to avoid the operation of any co-insurance provisions with respect to the Mortgaged Property, and consistent with the amount that would have been required as of the date of origination in accordance with the Underwriting Guidelines. If any portion of the Mortgaged Property is in an area identified by any federal Governmental Authority as having special flood hazards, and flood insurance is available, a flood insurance policy meeting the current guidelines of the Federal Emergency Management Agency is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (1) the outstanding principal balance of the Mortgage Loan (2) the full insurable value of the Mortgaged Property, and (3) the maximum amount of insurance available under the National Flood Insurance Act of 1968, as amended by the Flood Disaster Protection Act of 1974. All such insurance policies (collectively, the “hazard insurance policy”) contain a standard mortgagee clause naming Seller, its successors and assigns (including, without limitation, subsequent owners of the Mortgage Loan), as mortgagee, and may not be reduced, terminated or canceled without 30 days’ prior written notice to the mortgagee. No such notice has been received by Seller. All premiums on such insurance policy have been paid. The related Mortgage obligates the Obligor to maintain all such insurance and, at such Obligor’s failure to do so, authorizes the mortgagee to maintain such insurance at the Obligor’s cost and expense and to seek reimbursement therefor from such Obligor. Where required by state law or regulation, the Obligor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Obligor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either including, without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(f)                                   Environmental Compliance. There does not exist on the Mortgaged Property any hazardous substances, hazardous wastes or solid wastes, as such terms are defined in the Comprehensive Environmental Response Compensation and Liability Act, the Resource Conservation and Recovery Act of 1976, or other applicable federal, state or local environmental laws including, without limitation, asbestos, in each case in excess of the permitted limits and allowances set forth in such environmental laws to the extent such laws are applicable to the Mortgaged Property. There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any applicable environmental law (including, without limitation, asbestos), rule or regulation with respect to the Mortgaged Property; and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property.

(g)                                  Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations, and Seller shall maintain or shall cause its agent to maintain in its possession, available for the inspection of Buyer, and shall deliver to Buyer, upon demand, evidence of compliance with all such requirements.

(h)                                 No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. Seller has not waived the performance by the Obligor of any action, if the Obligor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has Seller waived any default resulting from any action or inaction by the Obligor.

(i)                                     Location and Type of Mortgaged Property. The Mortgaged Property is located in an acceptable state under the Underwriting Guidelines and consists of a single parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that any condominium unit or planned unit development shall conform to the Underwriting Guidelines and that no residence or dwelling is a mobile home. No portion of the Mortgaged Property is used for commercial purposes; provided, that, the Mortgaged Property may be a mixed use property if such Mortgaged Property conforms to Underwriting Guidelines previously approved by Buyer.

(j)                                    Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected first lien Mortgage Loan, with a first priority lien and first priority security interest on the real property included in the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

a.                                      the lien of current real property taxes and assessments not yet due and payable;

b.                                      covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in Buyer’s title insurance policy delivered to the originator of the Mortgage Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan or (b) which do not adversely affect the appraised value of the Mortgaged Property set forth in such appraisal;

c.                                       other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Mortgage.

With respect to a first lien Mortgage Loan that is a Co-op Loan, the Mortgage creates a first lien or a first priority ownership interest in the stock ownership and leasehold rights associated with the cooperative unit securing the related Mortgage Note. The Mortgagor has full right to sell and assign the same, subject only to (a) liens of the cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (b) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage.

(k)                                 Validity of Mortgage Documents. The Mortgage Note and the Mortgage and any other agreement executed and delivered by a Obligor or guarantor, if applicable, in connection with a Mortgage Loan are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage and any other such related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note, the Mortgage and any such agreement, and the Mortgage Note, the Mortgage and any other such related agreement have been duly and properly executed by such related parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage

Loan has taken place on the part of any Person, including, without limitation, the Obligor, any appraiser, any builder or developer, or any other party involved in the origination of the Mortgage Loan. Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein. To the best of Seller’s knowledge, except as disclosed to Buyer in writing, all tax identifications and property descriptions are legally sufficient; and tax segregation, where required, has been completed.

(l)                                     Full Disbursement of Proceeds. Except for Approved FixNFlip Loans and Approved No Escrow FixNFlip Loans, there is no further requirement for future advances under the Mortgage Loan, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. For Approved FixNFlip Loans, an Approved Escrow Account has been established and fully funded with the Draw Proceeds in an amount sufficient to complete the rehabilitation of the Mortgaged Property in compliance with the Underwriting Guidelines. For Approved No Escrow FixNFlip Loans, prior to the initial Purchase Request from Seller, unless such Mortgage Loan is a Wet Mortgage Loan, said Mortgage Loan was originally funded by Seller, and prior to any Purchase Request from Seller for the purchase of any subsequent draws by the Borrower for said Mortgage Loan, said draws were funded by Seller after proof satisfactory to Seller that such draws were used for the rehabilitation of the Mortgaged Property, and such work was completed to the satisfaction of the Seller to complete the rehabilitation of the Mortgaged Property in compliance with the Underwriting Guidelines. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Obligor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage. All broker fees have been properly assessed to the Obligor and no claims will arise as to broker fees that are double charged and for which the Obligor would be entitled to reimbursement.

(m)                             Ownership. Seller has full right to sell the Mortgage Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell each Mortgage Loan pursuant to this Agreement and following the sale of each Mortgage Loan, Buyer will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest except any such security interest created pursuant to the terms of this Agreement.

(n)                                 Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, or (D) not doing business in such state.

(o)                                 Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy or insurance acceptable to FNMA or FHLMC and each such title insurance policy is issued by a title insurer acceptable to FNMA or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring Seller, its successors and assigns, as to the first priority lien of the Mortgage, as applicable, in the original principal amount of the Mortgage Loan, with respect to a Mortgage Loan (or to the extent a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), subject only to the exceptions contained in clauses (a), (b) and (c) of paragraph (i) of this Schedule 1, and in the case of adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Obligor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder or servicer of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(p)                                 No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither Seller nor its predecessors have waived any default, breach, violation or event of acceleration.

(q)                                 No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the Mortgage.

(r)                                    Location of Improvements; No Encroachments. All improvements which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning and building law, ordinance or regulation. All seller and/or builder concessions have been subtracted from the appraised value of the Mortgaged Property for purposes of determining the Loan-to-Value Ratio.

(s)                                   Origination; Payment Terms. The Mortgage Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Principal and/or interest payments on the Mortgage Loan commenced no more than 60 days after funds were disbursed in connection with the Mortgage Loan. No Mortgage Loan has a balloon payment feature. The Obligor contributed at least five percent (5%) of the purchase price for the Mortgaged Property from their own funds, unless some lesser percentage or a contribution toward the purchase price for the Mortgaged Property provided to the Obligor as a gift is permitted by the Underwriting Guidelines. Interest on the Mortgage Loan is calculated on the basis of a 360-day year consisting of twelve 30-day months. With respect to adjustable rate Mortgage Loans, the Mortgage Interest Rate is adjusted on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin (rounded up or down to the nearest .125%), subject to the Mortgage Interest Rate Cap. The Mortgage Note is payable on the first day of each month in equal monthly installments of principal and/or interest (subject to an “interest only” period in the case of Interest Only Mortgage Loans), which installments of interest (a) with respect to adjustable rate Mortgage Loans are subject to change on the Interest Rate Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Rate Adjustment Date and (b) with respect to Interest Only Mortgage Loans are subject to change on the Interest Only Adjustment Date due to adjustments to the Mortgage Interest Rate on each Interest Only Adjustment Date, in both cases with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization.

(t)                                    Customary Provisions. The Mortgage Note has a stated maturity. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by an Obligor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption or other right available to the Obligor or any other person, or restriction on the Seller or any other person, including without limitation, any federal, state or local, law, ordinance, decree, regulation, guidance, attorney general action, or other pronouncement, whether temporary or permanent in nature, that would interfere with, restrict or delay, either (y) the ability of the Seller, Buyer or any servicer or any successor servicer to sell the related Mortgaged Property at a trustee’s sale or otherwise, or (z) the ability of the Seller, Buyer or any servicer or any successor servicer to foreclose on the related Mortgage.

(u)                                 Occupancy of the Mortgaged Property. As of the Purchase Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. Seller has not received notification from any

Governmental Authority that the Mortgaged Property is in material non-compliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Seller has not received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate. With respect to any Mortgage Loan originated with an “owner-occupied” Mortgaged Property, the Obligor represented at the time of origination of the Mortgage Loan that the Obligor would occupy the Mortgaged Property as the Obligor’s primary residence.

(v)                                 No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in clause (i) above.

(w)                               Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Obligor.

(x)                                 Acceptable Investment. There are no circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Obligor, the Mortgage File or the Mortgagor’s credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan, or cause the Mortgage Loans to prepay during any period materially faster or slower than the mortgage loans acquired by Seller generally.

(y)                                 Transfer of Mortgage Loans. Except with respect to Mortgage Loans registered with MERS, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. The transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by Seller are not subject to the bulk transfer or similar statutory provisions in effect in any applicable jurisdiction.

(z)                                  Due-On-Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the mortgagee thereunder.

(aa)                          No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by Seller, the Obligor, or anyone on behalf of the Obligor, or paid by any source other than the Obligor nor does it contain any other similar provisions which may constitute a “buydown” provision, except for certain Mortgage Loan with temporary buydown provisions approved by Buyer, such as the 2-1 temporary buydown provisions. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature.

(bb)                          Consolidation of Future Advances. Any future advances made to the Obligor prior to the Purchase Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to FNMA and FHLMC. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan.

(cc)                            Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended and each Mortgaged Property is in good repair.

(dd)                          Servicing and Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices used by the originator, each servicer of the Mortgage Loan and Seller with respect to the Mortgage Loan have been in all respects in compliance with Accepted Servicing Practices, applicable laws and regulations, and have been in all respects legal and proper. With respect to escrow deposits and escrow payments, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or escrow payments or other charges or payments due Seller have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state, federal and local law has been properly paid and credited. If any Mortgage Loan is subject to any servicing arrangement with any Person other than Seller, said servicing rights are not subject to any Lien or negative pledge in favor of any Person other than as expressly permitted hereunder.

(ee)                            Conversion to Fixed Interest Rate. Except as allowed by FNMA or FHLMC or otherwise as expressly approved in writing by Buyer, with respect to adjustable rate Mortgage Loans, the Mortgage Loan is not convertible to a fixed interest rate Mortgage Loan.

(ff)                              Other Insurance Policies. No action, inaction or event has occurred and no state of facts exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or by any officer, director, or employee of Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(gg)                            Servicemembers Civil Relief Act. The Obligor has not notified Seller, and Seller has no knowledge, of any relief requested or allowed to the Obligor under the Servicemembers Civil Relief Act of 2003.

(hh)                          Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the funding of the Mortgage Loan by a qualified appraiser, duly appointed by Seller, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of FNMA or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 as amended and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. As of the origination date, no appraisal is more than one hundred and twenty (120) days old.

(ii)                                  Disclosure Materials. The Obligor has executed a statement to the effect that the Obligor has received all disclosure materials required by applicable law with respect to the making of adjustable rate mortgage loans, and Seller maintains such statement in the Mortgage File.

(jj)                                Construction or Rehabilitation of Mortgaged Property. No Mortgage Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade-in or exchange of a Mortgaged Property.

(kk)                          Value of Mortgaged Property. Seller has no knowledge of any circumstances existing that could reasonably be expected to adversely affect the value or the marketability of any Mortgaged Property or Mortgage Loan or to cause the Mortgage Loans to prepay during any period materially faster or slower than similar mortgage loans held by Seller generally secured by properties in the same geographic area as the related Mortgaged Property.

(ll)                                  No Defense to Insurance Coverage. No action has been taken or failed to be taken, no event has occurred and no state of facts exists or has existed on or prior to the Purchase Date (whether or not known to Seller on or prior to such date) which has resulted or will result in an exclusion from, denial of, or defense to coverage under any private mortgage insurance (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of Seller, the related Obligor or any party involved in the application for such coverage, including the appraisal, plans and specifications and other exhibits or documents submitted therewith to the insurer under such insurance policy, or for any other reason under such coverage, but not including the failure of such insurer to pay by reason of such insurer’s breach of such insurance policy or such insurer’s financial inability to pay.

(mm)                  Capitalization of Interest. The Mortgage Note does not by its terms provide for the capitalization or forbearance of interest.

(nn)                          No Equity Participation. No document relating to the Mortgage Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Mortgage Note is not convertible to an ownership interest in the Mortgaged Property or the Obligor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Obligor.

(oo)                          Proceeds of Mortgage Loan. The proceeds of the Mortgage Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Obligor to Seller or any Affiliate or correspondent of Seller, except in connection with a refinanced Mortgage Loan; provided, however, no such refinanced Mortgage Loan shall have been originated pursuant to a streamlined mortgage loan refinancing program.

(pp)                          Recordation. Each original Mortgage was recorded in the appropriate governmental recording office of the jurisdiction where the Mortgaged Property is located and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to Buyer) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of Seller, or is in the process of being recorded.

(qq)                          Documents Genuine. Such Purchased Mortgage Loan and all accompanying collateral documents are complete and authentic and all signatures thereon are genuine. Such Purchased Mortgage Loan is a “closed” loan fully funded by Seller and held in Seller’s name.

(rr)                                Bona Fide Loan. Such Purchased Mortgage Loan arose from a bona fide loan, complying with all applicable State and Federal laws and regulations, to persons having legal capacity to contract and is not subject to any defense, set-off or counterclaim.

(ss)                              Other Encumbrances. To the best of Seller’s knowledge, any property subject to any security interest given in connection with such Purchased Mortgage Loan is not subject to any other encumbrances other than a stated first mortgage, if applicable, and encumbrances which may be allowed under the Underwriting Guidelines.

(tt)                                Underwriting Guidelines. Each Purchased Mortgage Loan has been originated in accordance with the Underwriting Guidelines (including all supplements or amendments thereto) previously provided to Buyer.

(uu)                          Primary Mortgage Guaranty Insurance. Each Mortgage Loan with a Loan-to- Value Ratio at origination in excess of eighty percent (80%) is insured as to payment defaults by a policy of primary mortgage guaranty insurance in the amount required by the Underwriting Guidelines where applicable, and all provisions of such primary mortgage guaranty insurance have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. There are no defenses, counterclaims, or rights of setoff affecting the Mortgage Loans or affecting the validity or enforceability of any private mortgage insurance applicable to the Mortgage Loans.

(vv)                          Tax Service Contract; Flood Certification Contract. Each Mortgage Loan is covered by a paid in full, life of loan, tax service contract and a paid in full, life of loan, flood certification contract and each of these contracts is assignable to Buyer.

(ww)              Credit Information. As to each consumer report (as defined in the Fair Credit Reporting Act, Public Law 91-508) or other credit information furnished by Seller to Buyer, that Seller has full right and authority and is not precluded by law or contract from furnishing such information to Buyer and Buyer is not precluded from furnishing the same to any subsequent or prospective purchaser of such Mortgage.

Each Mortgage Loan has a minimum FICO or other credit score as set forth in the Underwriting Guidelines or as set forth in the Variable Terms Letter. The Obligor’s credit score was no more than ninety (90) days old at the time the Mortgage Loan was originated. Full, complete and accurate information with respect to the Obligor’s credit file was furnished to Equifax, Experian and Trans Union Credit Information in accordance with the Fair Credit Reporting Act and its implementing regulations.

Seller shall hold Buyer harmless from any and all damages, losses, costs and expenses (including attorney’s fees) arising from disclosure of credit information in connection with Buyer’s secondary marketing operations and the purchase and sale of Mortgage Loans.

(xx)

(1)                                 Buyer has received a telefacsimile transmission of a copy of the original promissory note evidencing the indebtedness of the Obligor under such Mortgage Loan on or before the close of business of Buyer on the third Business Day following the Purchase Date of such Mortgage Loan;

(2)                                 The Mortgage Loan Documents are received by Buyer within the Permissible Wet Mortgage Repurchase Facility Document Delivery Period; and

(3)                                 The Purchase Price for said Mortgage Loan when added to the Purchase Price of all other Mortgage Loans purchased and owned by Buyer for which Buyer has not received the Mortgage Loan Documents does not exceed the Wet Mortgage Loan Limit.

(yy)                          Ohio Stated Income Exclusion. Each Mortgage Loan with an origination date on or after January 1, 2007 which is secured by Mortgaged Property located in Ohio was originated pursuant to a program which requires verification of the borrower’s income in accordance with “Full and Alternative Documentation” programs as described within the Underwriting Guidelines.

(zz)                            Origination. No predatory or deceptive lending practices, including, without limitation, the extension of credit without regard to the ability of the Mortgagor to repay and the extension of credit which has no apparent benefit to the Obligor, were employed in the origination of the Mortgage Loan.

(aaa)                   Single-premium Credit or Life Insurance Policy. In connection with the origination of any Mortgage Loan, no proceeds from any Mortgage Loan were used to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement as a condition of obtaining the extension of credit. No Obligor obtained a prepaid single-premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement in connection with the origination of the Mortgage Loan; no proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan.

(bbb)                   TILA Qualified Mortgage. Unless the Mortgage Loan is identified on the Mortgage Loan Schedule as “Non-QM,” or “Not Covered,” such Mortgage Loan (i) is a “qualified mortgage” within the meaning of Section 1026.43(e)(2) of 12 C.F.R. Part 1026 (“Regulation Z”) without reference to Section 1026.43(e)(4), (5), (6) or (f) of Regulation Z, (ii) complies with the total points and fees limitations for a qualified mortgage set forth in Section 1026.43(e)(3) of Regulation Z (including the inflation adjustments provided for in Section 1026.43(e)(3)(ii) of Regulation Z), (iii) is not a “higher-priced covered transaction” within the meaning of Section 1026.43(b)(4) of Regulation Z, (iv) only includes a prepayment charge permitted by Section 1026.43(g) of Regulation Z, (v) does not provide for a balloon payment and (vi) qualifies for the safe harbor set forth in Section 1026.43(e)(1)(i) of Regulation Z.

(ccc)                      Ability to Repay. For any Mortgage Loan where an application for the Mortgage Loan was taken on or after January 10, 2014, unless the Mortgage Loan Schedule indicates that such Mortgage Loan is “Not Covered,” such Mortgage Loan complied with the “ability to repay” standards as set forth in Section 129C(a) of the federal Truth-in-Lending Act, 15 U.S.C. 1639c(a), and Section 1026.43(c) of Regulation Z and evidence demonstrating such compliance is included in the related Mortgage File.

(ddd)                   Mortgage Loan Qualifies for REMIC: Each Mortgage Loan constitutes a qualified mortgage under Section 860G(a)(3)(A) of the Code and Treasury Regulations Section 1.860G-2(a)(l).

(eee)                      Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with FNMA guidelines for such trusts.

(fff)                         Predatory Lending Regulations; High Cost Loans. No Mortgage Loan (i) is classified as a “High Cost” or predatory Mortgage Loan under federal or any state statue or regulation, or (ii) is subject to any law, regulation or rule that (A) imposes liability on a mortgagee or a lender to a mortgagee for upkeep to a Mortgaged Property prior to completion of foreclosure thereon, or (B) imposes liability on a lender to a mortgagee for acts or omissions of the mortgagee or otherwise defines a mortgagee in a manner that would include a lender to a mortgagee.

(ggg)                      Subprime Mortgage Loans. No Mortgage Loan is a “Subprime Home Loan” as defined in New York Banking Law 6-m, effective September 1, 2008.

(hhh)                   Balloon Mortgage Loans. No Mortgage Loan is a balloon mortgage loan that has an original stated maturity of less than seven (7) years.

(iii)                               Adjustable Rate Mortgage Loans. Each Mortgage Loan that is an adjustable rate Mortgage Loan complies in all material respects with the Interagency Statement on Subprime Mortgage Lending, 72 FR 37569 (July 10, 2007), regardless of whether the Mortgage Loan’s originator or Seller is subject to such statement as a matter of law. Such Mortgage Loan is not a Negative Amortization Mortgage Loan.

(jjj)                            Nontraditional Mortgage Loan. Each Mortgage Loan that is a “nontraditional mortgage loan” within the meaning of the Interagency Guidance on Nontraditional Mortgage Product Risks, 71 FR 58609 (October 4, 2006) complies in all material respects with such guidance, regardless of whether the Mortgage Loan’s originator or Seller is subject to such guidance as a matter of law.

(kkk)           Mandatory Arbitration. No Mortgage Loan is subject to mandatory arbitration.

(lll)                       Co-op Loan. With respect to each Co-op Loan:

(i)             the Mortgage File contains (a) a copy of the Co-op Lease and the assignment of such Co-op Lease to the originator of the Mortgage Loan, with all intervening assignments showing a complete chain of title and an assignment thereof by Seller; (b) the stock certificate together with an undated stock power relating to such stock certificate executed in blank; (c) the recognition agreement in substantially the same form as a standard “AZTECH” form; (d) copies of the UCC-1 financing statement filed by the originator as secured party and, if applicable, a filed UCC-3 Assignment of the subject security interest showing a complete chain of title, together with an executed UCC-3 Assignment of such security interest by the Seller in a form sufficient for filing.

(ii)          (a) each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first priority lien and security interest in the cooperative shares and Co-op Lease has been timely and properly made and (b) a search for filings of financing statements has been made by a company competent to make the same, which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the cooperative unit is located, and such search has not found any liens against or security interest in the cooperative shares relating to each Co-op Loan which would have priority over the Seller’s security interest in such cooperative shares or otherwise materially and adversely affect the Co-op Loan (except for unpaid maintenance, assessments and other amounts owed to the related cooperative which individually or in the aggregate will not have a material adverse effect on such Co-op Loan);

(iii).    the related cooperative corporation that owns title to the related cooperative apartment building is a “cooperative housing corporation” within the meaning of Section 216 of the Code, and is in material compliance with applicable federal, state and local laws which, if not complied with, could have a material adverse effect on the Mortgaged Property; and

(iv).   (a) the terms of the related Co-op Lease is longer than the terms of the Co-op Loan, (b) there is no provision in any Co-op Lease which requires the Mortgagor to offer for sale the cooperative shares owned by such

Mortgagor first to the cooperative corporation, (c) there is no prohibition against pledging the shares of the cooperative corporation or assigning the Co-op Lease and (d) the Recognition Agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.

(mmm) MERS Designated Loan. If said Mortgage Loan is a MERS Designated Loan, said Mortgage Loan is registered on the MERS® System, on the books and records of MERSCORP Holdings, Inc. and, no later than FIVE (5) Business Days following the delivery of the Mortgage Loan Documents for said Mortgage Loan to Buyer: (1) MERS, as nominee for Seller, shall be reflected on the MERS® System as the mortgagee with respect to said Mortgage Loan, and (2) Buyer shall be listed on the MERS® System as the “Interim Funder” in the Primary Section with respect to said Mortgage Loan.

SCHEDULE 2

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO PURCHASED COMMERCIAL REAL ESTATE MORTGAGE LOANS AND MULTI-FAMILY MORTGAGE LOANS

Seller represents and warrants to Buyer, with respect to each Commercial Real Estate Mortgage Loan or Multi-family Mortgage Loan, that as of the Purchase Date for the purchase of Purchased Repo Assets by Buyer from Seller and as of the date of this Agreement and any Transaction hereunder and at all times while the Repurchase Facility Documents and any Transaction hereunder is in full force and effect, that the following representations and warranties are true and correct; provided that, notwithstanding anything to the contrary in this Schedule 2, Buyer acknowledges and agrees that a Mortgage Loan may constitute an Eligible Repo Asset subject to purchase by Buyer in a Transaction hereunder if such Mortgage Loan is originated in accordance with the Underwriting Guidelines and subject to substantially similar representations and warranties.

For purposes of this Schedule 2 and the representations and warranties set forth herein, a breach of a representation or warranty shall be deemed to have been cured with respect to a Mortgage Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Mortgage Loan. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding Seller’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

Notwithstanding the foregoing to the contrary but subject to Buyer’s acknowledgment in the first paragraph above, in the event that any of the following representations or warranties are not true and correct in any material respect, with respect to any Purchased Repo Asset, the sole and exclusive consequence of same shall be to declare that such Purchased Repo Asset shall cease to be an Eligible Repo Asset and shall be repurchased by Seller as provided hereunder.

For purposes of these representations and warranties, the phrases “the Seller’s knowledge” or “the Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth herein.

1. Complete Mortgage File. With respect to each Mortgage Loan, except for any Loans that were wet-funded, (i) a copy of the Mortgage File for each Mortgage Loan and (ii) originals or copies of all financial statements, appraisals, environmental reports, engineering reports, seismic assessment reports, leases, rent rolls, Insurance Policies and certificates, legal opinions and tenant estoppels that relate to such Mortgage Loan, have been delivered to the Custodian.

2. Whole Loan; Ownership of Mortgage Loans. Each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Seller), participation or pledge, and the Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests and other interests on, in or to such Mortgage Loan. Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3. Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Obligor or guarantor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Obligor or guarantor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Obligor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

4. Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5. Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) other than as set forth in written notice to Buyer, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither borrower nor any guarantor has been released from its material obligations under the Mortgage Loan.

6. Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Seller constitutes a legal, valid and binding endorsement or assignment from the Seller. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Obligor. Each related Mortgage is a legal, valid and enforceable first lien on the related Obligor’s fee interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination and, to the Seller’s knowledge, as of the Purchase Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances, and as of origination and, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as defined below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to the Permitted Encumbrances, except as such enforcement may be limited by Standard Qualifications.

7. Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; and (f) condominium declarations of record and identified in such Title Policy, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current marketability or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Obligor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Seller thereunder and no claims have been paid thereunder. Neither the Seller, nor to the Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

8. Junior Liens. There are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances.

9. Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Obligor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

10. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC 1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by Borrower and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC 1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC 2 or UCC 3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

11. Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date. The appraisal is signed by an appraiser that (i) was engaged directly by the originator of the Mortgage Loan or the Seller, and (ii) had no interest in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the

“Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation or The Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.

12. Condition of Property. An engineering report or property condition assessment (if required) was prepared in connection with the origination of each Mortgage Loan. Except as set forth on the Mortgage Loan Schedule setting forth repairs required to be reserved for or made, (a) all major building systems for the improvements of each related Mortgaged Property are in good working order, and (b) each related Mortgaged Property (i) is free of any material damage, and (ii) is in good repair and condition, and (iii) is free of patent and observable structural defects, except to the extent that any damage or deficiencies would not reasonably be expected to materially and adversely affect the use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage, or repairs with respect to such damage or deficiencies are estimated to not exceed 5% of the original principal balance of the Mortgage Loan, and such repairs have either (i) been completed, or (ii) escrows in an aggregate amount not less than the estimated cost of such repairs have been established by the Lender and the rights thereto transferred by the Seller to the Buyer on the Purchase Date, or (iii) reserves in an aggregate amount not less than the estimated cost of such repairs have been established by the Lender and are included in the face amount of the Mortgage Note and the Mortgage.

To the Seller’s knowledge, based on the engineering report or property condition assessment, as applicable, and the Seller Diligence (as defined below), there are no issues with the physical condition of the Mortgaged Property that the Seller believes would have a material adverse effect on the current marketability or principal use of the Mortgaged Property other than those disclosed in the engineering report or Servicing File and those addressed in the above paragraph.

13. Taxes and Assessments. As of the date of origination and as of the Purchase Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Purchase Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon.

14. Condemnation. As of the date of origination and to the Seller’s knowledge as of the Purchase Date, there is no proceeding pending, and, to the Seller’s knowledge as of the date of origination and as of the Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15. Actions Concerning Mortgage Loan. To the Seller’s knowledge, as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Obligor, guarantor, or Obligor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect

(a) such Obligor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Obligor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the current marketability of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with lender pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and the right to all such escrows and deposits that are required under the related Mortgage Loan documents are being conveyed by the Seller to Buyer. No escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

17. No Holdbacks. Except as set forth on the Mortgage Loan Schedule (for CRE Loans), the principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Purchase Date and there is no requirement for future advances thereunder. When identified on the Mortgage Loan Schedule that the full amount of the Mortgage Loan has not been disbursed, the remaining undisbursed portion thereof is either (i) being held in escrow or (ii) held in reserve, pending the satisfaction of certain conditions relating to improvements or repairs, or other matters with respect to the related Mortgaged Property, and prior to any Purchase Request from Seller for the purchase of any subsequent draws by the Borrower for said Mortgage Loan, said draws were funded by Seller or Servicer after proof satisfactory to Seller that such draws were used for the improvement or repair of the Mortgaged Property, and such work was completed to the satisfaction of the Seller to complete the improvement or repair of the Mortgaged Property in compliance with the Underwriting Guidelines.

18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related loan documents and having a claims-paying or financial strength rating of at least “A- :VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from Standard & Poor’s Ratings Service (collectively the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by Obligor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance (except where an applicable tenant lease does not permit the tenant to abate rent under any circumstances), which (i) covers a period of not less than 12 months, or a specified dollar amount which, in the reasonable judgment of the Seller, will cover no less than 12 months of rental income; and (ii) covers the actual loss sustained during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Obligor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Seller for similar commercial and multifamily loans.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Obligor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Seller for similar commercial and multifamily loans, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, which correlates to a 10% probability of exceedance in an exposure period of 50 years. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A- :VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by Standard & Poor’s Ratings Service in an amount not less than 100% of the PML.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Loan Documents to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related Mortgage Loan obligates the related Obligor to maintain all such insurance and, at such Obligor’s failure to do so, authorizes the lender to maintain such insurance at the Obligor’s cost and expense and to charge such Obligor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

19. Access; Utilities; Separate Tax Parcels. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Obligor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

20. No Encroachments. To the Seller’s knowledge based solely on surveys or survey updates obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

22. Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage

Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

23. Authorized to do Business. To the extent required under applicable law, as of the origination date, the Seller was duly authorized and licensed to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or exempt from such authorization and licensing.

24. Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and, except in connection with a trustee’s sale after a default by the related Borrower or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for deminimis fees paid.

25. Local Law Compliance. To the Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey or a survey update, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Seller for similar commercial and multifamily mortgage loans, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by Seller for similar commercial and multifamily loans that provides coverage for loss of use to undamaged portions of the Mortgaged Property arising from the application of laws or ordinances, or (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the value, use or operation of such Mortgaged Property.

26. Licenses and Permits. Each Borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Seller’s knowledge all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect either (i) the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan, or (ii) the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the

Borrower and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

27. Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) upon payment in full of such Mortgage Loan, (b) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (c) as required pursuant to an order of condemnation.

28. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls for properties that have any individual lease which accounts for more than 5% of the in-place base rent, if applicable, and (c) annual financial statements.

29. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Borrower, is directly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Borrower, (iv) transfers to another holder of direct equity in the Borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral otherwise permitted herein, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests or (iii) Permitted Encumbrances.

30. Single-Purpose Entity. Each Mortgage Loan made to a Single-Purpose Entity requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan made to a Single-Purpose Entity with a Principal Balance of more than $7 million has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating the Mortgaged Property securing the Mortgage Loan and prohibit it from engaging in any business unrelated to such Mortgaged Property, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person, and that it holds itself out as a legal entity, separate and apart from any other person or entity.

31. Servicing. The servicing and collection of each Mortgage Loan complied with all applicable laws and regulations and was in all material respects legal, proper and in accordance with customary commercial mortgage servicing practices.

32. Origination and Underwriting. The origination practices of the Seller (or the related originator if the Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan.

33. Rent Rolls; Operating Histories. Seller has obtained a rent roll (the “Certified Rent Roll(s)”) other than with respect to single tenant properties certified by the related Obligor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan. Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Obligor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related Mortgage Loan.

34. No Material Default; Payment Record. No Mortgage Loan is or has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months). To the Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Seller in accordance with the terms and provisions of this Agreement. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

35. Bankruptcy. As of the date of origination of the related Mortgage Loan up through and including the Purchase Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Obligor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

36. Organization of Obligor. The Seller has obtained an organizational chart or other description of each Obligor which identifies all beneficial controlling owners of the Obligor (i.e., managing members, general partners or similar controlling person for such Obligor) (the “Controlling Owner”). The Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies, any felony convictions in accordance with the standards utilized by the Seller in connection with the origination of similar commercial and multifamily loans, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis or NCO, or a similar service designed to elicit information about each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history regarding any bankruptcies, any felony convictions, in accordance with the standards utilized by the Seller in connection with the origination of similar commercial and multifamily loans. ((1) and (2) collectively, the “Seller Diligence”). Based solely on the Seller Diligence, to the knowledge of the Seller, no Controlling Owner or guarantor (i) has been in a state or federal bankruptcy or insolvency proceeding within the past seven (7) years, (ii) has a prior record of having been in a state or federal bankruptcy or insolvency within the past seven (7) years, or (iii) had been convicted of a felony.

37. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Obligor and is held or controlled by the Seller; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Obligor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; or (E) a party related to the Obligor having financial resources reasonably estimated to be adequate to address the situation is required to take action and has executed an indemnification agreement. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

Notwithstanding the foregoing, Buyer acknowledges and agrees that when circumstances warrant, a desktop review may be utilized in conjunction with or in lieu of an ESA.

38. Lease Estoppels. With respect to each Mortgage Loan secured by retail, office or industrial properties, the Seller requested the related Obligor to obtain estoppels from each commercial tenant (except for tenants for whom the related lease income was excluded from the Seller’s underwriting) with leases comprising 25% or more of the related property. With respect to each Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related Mortgage Loan, and to Seller’s knowledge, based on the related estoppel, as applicable, (x) the related lease is in full force and effect and (y) there exists no material default under such lease, either by the lessee thereunder or by the lessor subject, in each case, to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

39. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other Mortgage Loan.

40. Advance of Funds by the Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan Documents, no advance of funds has been made by Seller to the related Obligor, and no funds have been received from any person other than the related Obligor or an affiliate, directly, or, to the knowledge of the Seller for, or on account of, payments due on the Mortgage Loan. Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

42. Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

SCHEDULE OF EXHIBITS

EXHIBIT	DOCUMENT

A	Form of Purchase Request, Detailed Loan Level Information, Wet Funding Transaction Information (if applicable), Collateral File Checklist and Seller’s Request and Certification

B	Form of Officer’s Certificate

EXHIBIT A

Warehouse Lending Division, 3 MacArthur Place, Santa Ana, CA 92707/ Phone 949.236.5380/ Fax 978.313.1463

Purchase Request

Name of Seller

Address

City, State, Zip Code

Tel.: (000) 000-0000

Detailed Loan Level Information

Wire Date:	Wire Amount: $
Borrower(s) Name:		Loan#:
Subject Property Address:
Note Amount:

Wet Funding Transactions (if applicable)

EXECUTED DOCUMENTATION WILL BE REQUIRED WITHIN THREE (3) BUSINESS DAYS FROM RELEASE OF THE WIRE

ITEMS TO BE UPLOADED (by 1:00 p.m. PST)

•                  Mortgage Loan Schedule (Should include all purchases for specific date)

•                  Purchase Request

•                  Insured Closing Protection Letter

•                  Prelim Page with Legal Subject Property Address along with Closing Wire Instructions (Wet States Amount of Insured)

•                  Loan Closing Instructions (Must indicate that if loan does not disburse within 48 hours, funds will be returned to Banc of California, N. A.)

•                  Underwriting Approval - Lender conditions list cleared

•                  Investor Takeout Commitment

Collateral File Checklist

(Item listed below with an asterisk need NOT be resent if previously submitted as a Wet Transaction)

•                  *Mortgage Loan Schedule (Should include all purchases for specific date)

•                  *Purchase request

•                  *Insured Closing Protection Letter

•                  * Prelim Page with Legal Subject Property Address along with Closing Wire Instructions (Wet States Amount of Insured)

•                  *Loan Closing Instructions (Must indicate that if loan does not close within 48 hours, funds will be returned to Banc of California, N.A.)

•                  Underwriting Approval - Lender conditions list cleared

•                  Investor Shipping Instructions ( via System )

•                  *Investor Takeout Commitment

•                  Original Note with Addendum and Allonge

•                  Certified Copy of Deed of Trust/Mortgage

•                  Copy of Final Executed Application (1003)

•                  Final HUD-1

•                  Copy of Appraisal

•                  Full Prelim Report

Seller’s Request and Certification

Mortgage Loans:	THE MORTGAGE LOAN(S) COVERED BY THE PURCHASE CONFIRMATION ARE LISTED AND DESCRIBED IN THE ATTACHED MORTGAGE LOAN SCHEDULE.

Sale:

For value received, the Seller hereby conveys to the Purchaser all rights, title and interest in and to the following: The Mortgage Note and the related Mortgage for each Mortgage Loan;(b) all rights to payment thereunder; (c) all rights related thereto, such as financing statements, guaranties and insurance policies (issued by governmental agencies or otherwise), including (i) mortgage and title insurance policies, (ii) fire and extended coverage insurance policies (including the right, if any, to any return premiums), and (iii) if applicable, private mortgage insurance and all rights, if any, in escrow deposits consisting of impounds, insurance premiums, or other funds held in account thereof; (d) all right, title and interest of the owner of such loan in the real property, including all improvements thereon, and the personal property (tangible and intangible) that are encumbered by such mortgage (or deed of trust) and /or security agreements; (e) all rights to service, administer, and/or collect such loan and all rights to the payment of money on account of such servicing, administration and/or collection appraisals, computer programs, tapes, discs, cards, accounting records, and other books, records, information, and data relating to such loan necessary to the administration or servicing of such loan; and (f) all accounts, contact, rights (including, but not limited to, all contract rights with respect to such loans under the Master Repurchase Agreement (entered into between Seller and Buyer) and the related Takeout Commitment, and general intangibles constituting or related to such loan.

Price:

The price paid for the above-described rights is as set forth on the Variable Terms Letter. The Seller hereby reaffirms the representations, warranties and covenants made in the Master Repurchase Agreement with respect to the Mortgage Loans on and as of the date and hereby remakes all such representations, warranties and covenants on and as of the effective date of sale set forth above.

Definitions:	Terms used but not defined herein shall have the meanings assigned to them in the Master Repurchase Agreement as executed between Seller and Banc of California, National Association.

By:
	Seller Authorized Signature	Date	Print Name and Title

EXHIBIT B

FORM OF OFFICER’S CERTIFICATE

I,                   , a duly appointed Chief Executive Officer of                    , (the “Seller”), DO HEREBY CERTIFY as follows:

1.                                      The representations and warranties set forth in Paragraph 10 of that certain Master Repurchase Agreement, dated as of                    (the “Agreement”) by and between Seller and Banc of California, National Association and the other Repurchase Facility Documents (as defined therein), are accurate and complete on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof.

2.                                      Seller is in compliance with all the terms and provisions set forth in the Agreement and the other Repurchase Facility Documents on its part to be observed and performed, and no Event of Default (as are defined in the Agreement) has occurred and is continuing.

IN WITNESS WHEREOF, the undersigned has hereunto signed his name this                day of                   , 2018    .

By:
Name:
Title: